Exhibit 10.2

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made and dated as of July 14, 2020 and is entered into by and among ProQR Therapeutics N.V., a company incorporated in the Netherlands, ProQR Therapeutics Holding B.V., a company incorporated in the Netherlands and each of their Subsidiaries from time to time party hereto (collectively referred to as “Borrower” or “ProQR”), Pontifax Medison Finance (Israel) L.P., Pontifax Medison Finance (Cayman) L.P. (together, the “Pontifax Lenders”), Kreos Capital VI (UK) Limited, Kreos Capital 2020 Opportunity (UK) Limited (together, the “Kreos Lenders”) and the other financial institutions or entities from time to time parties to this Agreement as lenders (each a “Lender” and collectively, the “Lenders”) and Pontifax Medison Finance GP, L.P., in its capacity as administrative agent and collateral agent for itself and Lenders (in such capacity, “Agent”).

RECITALS

A.            The Pontifax Lenders made the Tranche 1 Term Loan on the Closing Date;

B.            Kreos Capital VI (UK) Limited made the Incremental Term Loan on the First Amendment Date;

C.            Borrower has requested Lenders to make available to Borrower three loan facilities comprising the New Term Loan (the “New Term Loan”) in an aggregate principal amount of up to Dollar Equivalent of Ninety Million Dollars ($90,000,000.00) to provide for working capital and general corporate purposes in the OCB;

D.            Lenders and Borrower have agreed to cancel the “Credit Line” and “Late Withdrawal Loan” as those terms were previously defined in this Agreement and replace them with the New Term Loan on the terms and conditions agreed in the Third Amendment (as defined below); and

E.            Lenders are willing to make the New Term Loan on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, Borrower, Agent and Lenders agree as follows:

SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION

1.1.        Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Affiliate” means (a) any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question, (b) any Person directly or indirectly owning, controlling or holding the power to vote twenty percent (20%) or more of the outstanding voting securities of another Person, (c) any Person twenty percent (20%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held by another Person with power to vote such securities or (d) with respect to a Lender that is a fund (whether incorporated as a company, partnership or otherwise), any Person managed by the same management company or managing general partner (or by one or more principals or investment advisors of such management company), as the case may be, as a Lender, or by an entity which controls, is controlled by, or is under common control with, such management company or managing general partner (or by one or more principals or investment advisors of such management company). As used in the definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, neither Lender, Agent nor any of their Affiliates shall be deemed to be an Affiliate of Borrower for purposes of this Agreement or any other Loan Document.

“Agent” has the meaning given to such term in the preamble to this Agreement.

“Agreement” means this Loan and Security Agreement, as amended by the First Amendment, the Second Amendment, the Third Amendment and as further amended from time to time.

“Amendment Effective Date” means December 29, 2021.

“Amendment Effective Date Term Loan” has the meaning given such term in Section 2.1(b).

“Amendment Funding Date” means December 30, 2021.

“Amortization Date” means (i) with respect to the Tranche 1 Term Loan and the Incremental Term Loan, the last Business Day prior to the lapse of 24 months following the Closing Date and (ii) with respect to the three loan facilities comprising the New Term Loan, the last Business Day prior to the lapse of 33 months following the Amendment Effective Date.

“Amylon Entity” means each of Amylon Therapeutics B.V. and Amylon Therapeutics, Inc. and any subsidiary of any of them.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions.

“Anti-Terrorism Laws” means any laws, rules, regulations or orders relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Assignee” has the meaning given to such term in Section 11.13.

“Authorized Shares” has the meaning given to such term in Section 5.21.

“Blocked Person” means: (a) a Person listed in the annex to, or that is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower” has the meaning given to such term in the preamble to this Agreement.

“Borrower Products” means all products, technical data or technology currently being developed, manufactured or sold by Borrower or which Borrower intends to sell, manufacture, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, technical data or technology that have been sold, developed, licensed or distributed by Borrower since its incorporation.

“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of New York or the Netherlands are closed for business.

“Cash” means all cash and Cash Equivalents.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any state thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) certificates of deposit issued; (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition and (e) in the case of any Borrower organized outside of the United States, investments denominated in the currency of foreign jurisdictions that are substantially similar (including as to creditworthiness) to the items specified in subsections (a) through (d) of this definition and are customarily used by companies in the jurisdictions of organization of such Borrower for cash management purposes.

“Change in Control” means any reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of any Borrower, or sale or exchange of outstanding shares (or similar transaction or series of related transactions) of any Borrower, in each case in which: (a) in respect of ProQR Therapeutics N.V., at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d) 5 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the ordinary voting power for the election of directors of ProQR Therapeutics N.V. (determined on a fully diluted basis); or (b) in respect of any Subsidiary of ProQR Therapeutics N.V., the holders of the relevant Borrower’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether the relevant Borrower is the surviving entity. Notwithstanding the foregoing, neither (i) the issuance of any Borrower’s equity securities to Stichting Continuity ProQR Therapeutics as a response to a possible threat to the strategy, continuity, independence and/or identity of the relevant Borrower or the business connected with it, nor (ii) the issuance of any Borrower’s equity securities as part of a bona fide financing in a public offering or to venture capital or private equity investors shall constitute a “Change in Control”.

“Claims” has the meaning given to such term in Section 11.10.

“Close of Business” means 5:00 p.m., New York City time.

“Closing Date” means July 14, 2020.

“Closing Expense Charge” means reimbursement due to Lenders on the Amendment Effective Date for all reasonable and documented out-of-pocket costs and expenses incurred by Lenders in negotiating and consummating the New Term Loan, including reasonable and documented out-of-pocket legal fees and expenses, in an aggregate amount not to exceed $75,000 (plus VAT, if applicable). Closing Expense Charge does not include costs to be borne by Borrower relating to reasonable and documented out-of-pocket costs associated with filings and Dutch notarial pledges for Subsidiaries required to perfect Agent’s security interest or diligence searches with Governmental Authorities (including UCC lien searches).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means the property described in Section 3.1.

“Confidential Information” has the meaning given to it in Section 11.12.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all net obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the OCB or guaranties of leases in the OCB. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Conversion Notice” shall have the meaning set forth in Section 8.3.

“Conversion Price” has the meaning given to such term in Section 8.2.

“Conversion Shares” means the Note Conversion Shares and the Warrant Shares.

“Converted Amount” shall have the meaning set forth in Section 8.3.

“Converting Lender” shall have the meaning set forth in Section 8.3.

“Copyright License” means any written agreement granting any right to use any copyrighted material, Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States of America, any State thereof, or of any other country.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC.

“Dollar Equivalent” means, at the time of determination, (a) with respect to any amount denominated in US Dollars, such amount and (b) with respect to any amount denominated in any other currency, the equivalent amount thereof in US Dollars determined by Agent or the Lenders, as applicable, using the Exchange Rate with respect to such currency at the time in effect on the Business Day immediately prior to the date of determination.

“Environmental Laws” has the meaning given to such term in Section 5.31.

“Equity Interests” means, with respect to any Person, the capital stock, partnership or limited liability company interest, or other equity securities or equity ownership interests of such Person.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Event of Default” has the meaning given to such term in Section 9.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means, on any day, with respect to the applicable currency of the Term Loans denominated not in US Dollars, the rate at which such currency may be exchanged into US Dollars, as set forth at approximately 11:00 a.m., London time, on such day on the Reuters World Currency Page “FX=” for such currency. In the event that such rate does not appear on any Reuters World Currency Page, then the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be selected by the Lenders or Agent, as applicable.

“Excluded Account” means any (a) any “zero balance” deposit account, (b) any deposit or securities account used exclusively for payroll, employee benefits or employee taxes, the funds of which shall not exceed the amount required to pay the next payroll or other relevant cycle, (c) cash collateral accounts and restricted accounts containing security deposits permitted pursuant to clauses (xiv) and (xvii) of the definition of “Permitted Liens” so long as the aggregate balance of such accounts does not exceed $500,000, and (d) de minimis accounts so long as the aggregate balance of all such accounts does not exceed $250,000.

“FATCA” means Section 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any applicable intergovernmental agreement with respect thereto and applicable official implementing guidance thereunder.

“Financial Statements” has the meaning given to such term in Section 7.1.

“First Amendment” means that certain Joinder and First Amendment to Loan Agreement and Joinder to Registration Rights Agreement, dated as of the First Amendment Date, by and among the Borrower, Kreos Capital VI (UK) Limited, Kreos Capital VI (Expert Fund) L.P., the Pontifax Lenders and Agent.

“First Amendment Date” means August 4, 2020.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Health Care Laws” has the meaning given to such term in Section 5.28.

“IFRS” means International Financial Reporting Standards.

“Incremental Term Loan” shall have the meaning assigned to such term in Section 2.1(a)(ii).

“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the OCB), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Intellectual Property” means all of the following arising under the laws of the United States, any other jurisdiction or treaty regime: Borrower’s Copyrights; Trademarks; Patents; trade secrets, proprietary information, trade secrets (including preclinical, clinical and other data) and inventions; mask works; Borrower’s applications therefor and reissues, extensions, or renewals thereof; and Borrower’s goodwill associated with any of the foregoing, together with Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, by and among the Pontifax Lenders, the Kreos Lenders and Agent, and acknowledged by Borrower.

“Inventory” means “inventory” as defined in Article 9 of the UCC.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person.

“Investment Policy” is that certain investment policy of Borrower, approved by Borrower’s Board of Directors delivered to Agent by Borrower.

“Joinder Agreements” means for each Subsidiary, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit C.

“Kreos Lenders” has the meaning given to such term in the preamble to this Agreement.

“Kreos Warrant Holders” means, collectively, Kreos Capital VI (Expert Fund) L.P. and Kreos Capital 2020 Opportunity L.P.

“Lender” has the meaning given to such term in the preamble to this Agreement.

“Liabilities” has the meaning given to such term in Section 6.3.

“License” means any Copyright License, Patent License, Trademark License, trade secrets or know how license or other license of rights or interests from a third party, excluding “shrink-wrap,” “browse-wrap,” “click-through,” and open source licenses, and any other non-exclusive licenses for third party products or services that are made generally available to the public.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Loan” means the amounts made available by Lender to Borrower under this Agreement.

“Loan Documents” means this Agreement, the First Amendment, the Second Amendment, the Third Amendment, the Intercreditor Agreement, any Notes, the Warrants, all UCC Financing Statements, any subordination agreement, any deposit account control agreements and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets or financial condition of Borrower and its Subsidiaries taken as a whole; or (ii) the ability of Borrower to perform or pay the Secured Obligations when due in accordance with the terms of the Loan Documents, or the ability of Agent or a Lender to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the value of the Collateral (taken as a whole and other than normal depreciation) or Agent’s Liens on the Collateral or the priority of such Liens (other than due to a failure by Agent or Lenders to make or maintain any required filing or maintain possession of possessory collateral).

“Material Contract” means with respect to Borrower and its Subsidiaries each contract or agreement to which Borrower or any of its Subsidiaries is a party (a) involving aggregate consideration payable to or by Borrower or any of its Subsidiaries of $500,000 or more in any fiscal year or (b) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC or required to be disclosed on a current report on Form 8-K or other report filed with the SEC) and, to the extent not otherwise covered by the foregoing, each contract or agreement as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would reasonably be expected to have a Material Adverse Effect, excluding non-executive officer employment agreements.

“Maximum Rate” has the meaning given to such term in Section 2.2.

“Merger Event” has the meaning given to such term in Section 8.6

“Money Laundering Laws” has the meaning given to such term in Section 5.34.

“Nasdaq” has the meaning given to such term in Section 8.7.

“New Term Loan” has the meaning given to such term in the preamble of this Agreement.

“Notes” means all Term Notes issued under the terms of this Agreement.

“Note Conversion Shares” shall have the meaning set forth in Section 8.3.

“OCB” means in the ordinary course of business and shall include, without limitation, (i) collaboration or licensing transactions, or options to enter into collaboration or licensing transactions, that are customary in Borrower’s industry and reasonably related, incidental or ancillary to the business of Borrower, and (ii) arrangements to use Borrower’s research and development capabilities to develop product candidates on behalf of third party pharmaceutical companies.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Ordinary Shares” means the ordinary shares, €0.04 nominal value per share of ProQR Therapeutics N.V. and any securities into which such shares may hereinafter be reclassified.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is asserted or in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States of America or in any other country or treaty regime, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States of America or any other country or treaty regime.

“Permitted Acquisition” means any acquisition (including without limitation by way of merger or in-licensing arrangement) by Borrower of all or substantially all of the assets of another Person, or of a division or line of business of another Person, or capital stock of another Person, which is conducted in accordance with the following requirements:

(a) such acquisition is of a business or Person engaged in a line of business reasonably related, incidental or ancillary to that of Borrower or its Subsidiaries;

(b) if such acquisition is structured as a stock acquisition, then the Person so acquired shall either (i) become a wholly-owned Subsidiary of Borrower or of a Subsidiary and Borrower shall comply, or cause such Subsidiary to comply, with Section 7.13 hereof or (ii) such Person shall be merged with and into Borrower (with Borrower being the surviving entity); and

(c) if such acquisition is structured as the acquisition of assets, such assets shall be acquired by Borrower, and shall be free and clear of Liens other than Permitted Liens.

“Permitted Convertible Debt” means Indebtedness that is convertible into a fixed number (subject to customary anti-dilution adjustments, “make-whole” increases and other customary changes thereto) of ordinary shares of Borrower (or other securities or property following a merger event or other change of the ordinary share of Borrower), cash or any combination thereof (with the amount of such cash or such combination determined by reference to the market price of such ordinary shares or such other securities); provided that such Indebtedness shall (a) not be repaid or prepaid in cash prior to the full repayment to Lenders of all Secured Obligations (it being understood and agreed that the Permitted Convertible Debt may be converted into equity securities of Borrower at any time pursuant to its terms) and (b) be unsecured and subordinated to the repayment of the Secured Obligations; provided, however, that for the avoidance of doubt, a written subordination or intercreditor agreement shall not be required with respect to any Permitted Convertible Debt.

“Permitted Indebtedness” means: (i) Indebtedness of Borrower in favor of a Lender or Agent arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the date hereof which is disclosed in Schedule 1A; (iii) Indebtedness of up to $500,000 outstanding at any time secured by a Lien described in clause (vii) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the cost of the Equipment financed with such Indebtedness; (iv) Indebtedness to trade creditors incurred in the OCB; (v) Indebtedness that also constitutes a Permitted Investment; (vi) Subordinated Indebtedness; (vii) intercompany Indebtedness as long as each of the obligor and the obligee under such Indebtedness is a party to this Agreement or has executed a Joinder Agreement; (viii) reimbursement obligations pursuant to (a) corporate credit cards incurred in the OCB of up to $250,000 outstanding at any time and (b) letters of credit incurred in the OCB of up to $250,000 outstanding at any time; (ix) Indebtedness in connection with workers compensation claims, disability, health or other employee benefits, obligations with respect to severance payments and self-insurance obligations; (x) to the extent constituting Indebtedness, obligations in respect of netting services or overdraft protection or otherwise in connection with Deposit Accounts in the OCB of up to $50,000 outstanding at any time; (xi) Indebtedness incurred in connection with the financing of insurance premiums written or arranged in the OCB and which are payable within one (1) year, in each case in an amount not to exceed the amount of the applicable insurance premium in respect of any such policy plus interest and financing charges applicable thereto; (xii) Indebtedness with respect to any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement or other agreement or arrangement designed to protect Borrower against fluctuation in interest rates, currency exchange rates or commodity prices and entered into for the purpose of hedging currency risks or interest rate risks (and not for speculative purposes); (xiii) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into Borrower or a Subsidiary) incurred, issued or assumed after the Closing Date in connection with any Permitted Acquisition; (xiv) (a) Indebtedness in the form of deferred purchase price adjustments and working capital adjustments entered into in connection with any Permitted Acquisition or Permitted Investments, (b) Indebtedness in the form of earn-outs or other contingent payment obligations due and payable in connection with any Permitted Acquisition or Permitted Investment and (c) Indebtedness consisting of unsecured seller notes entered into in connection with Permitted Acquisitions; (xv) Permitted Convertible Debt in an aggregate principal amount not to exceed $150,000,000 at any one time outstanding; (xvi) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be; (xvii) any Indebtedness arising under a declaration of joint and several liability (hoofdelijke aansprakelijkheid) as referred to in Section 2:403 of the Dutch Civil Code or as a result of a fiscal unity (fiscale eenheid) to which Borrower is a party; (xviii) the RVO Debt; and (xix) other unsecured Indebtedness in a principal amount not to exceed $250,000 in the aggregate at any time outstanding.

“Permitted Investment” means: (i) Investments existing on the date hereof which are disclosed in Schedule 1B; (ii) any Investments permitted by Borrower’s Investment Policy, as amended from time to time, provided that any amendments to the Investment Policy have been approved in writing by Agent (such approval not to be unreasonably withheld or delayed); (iii) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; (iv) Investments in existing or newly-formed Subsidiaries, provided that, each such Subsidiary is a party to this Agreement or has executed and delivered to Agent a Joinder Agreement and such other documents as shall be reasonably requested by Agent; (v)  Permitted Acquisitions; (vi) Investments in joint ventures, collaboration agreements, strategic alliances and similar arrangements in the OCB, provided that any such cash Investments by Borrower do not exceed $5,000,000 in the aggregate in any fiscal year; (vii) Investments consisting of the licensing of technology, the development of technology, the providing of technical support and in-licensing of technology; (viii) Investments by Borrower or any Subsidiary that is a guarantor of the Secured Obligations in another Borrower or in a Subsidiary that is a guarantor of the Secured Obligations; (ix) investments of up to $250,000 outstanding at any time consisting of (a) travel advances, employee relocation loans and other employee loans and advances in the ordinary course of business and (b) non-cash loans to employees, officers or directors relating to the purchase of equity securities of Borrower pursuant to employee stock purchase plans or arrangements approved by Borrower’s board of directors; (x) investments consisting of Deposit Accounts; (xi) Investments consisting of repurchases of equity interests permitted pursuant to Section 7.7; (xii) deposits of up to $500,000 outstanding at any time made to secure the performance of leases, licenses or contracts in the OCB; (xiii) Investments of a Person that becomes a Subsidiary pursuant to a Permitted Acquisition; provided that such Investment exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary; and (xiv) additional Investments that do not exceed $250,000 in the aggregate in any fiscal year.

“Permitted Liens” means any and all of the following, which except for clauses (i), (v), (vii), (xvi), (xviii), (xix) and (xxiii), shall not include a Lien on Intellectual Property: (i) Liens in favor of Agent or Lender; (ii) Liens existing on the date hereof which are disclosed in Schedule 1C; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor in accordance with GAAP or IFRS, as the case may be; (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in Borrower’s OCB; provided, that the payment thereof is not yet delinquent; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) the following deposits, to the extent made in the OCB: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens on equipment or software or other Intellectual Property, or other capital assets, constituting purchase money Liens and Liens in connection with capital leases, securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”; (viii) Liens incurred in connection with Subordinated Indebtedness; (ix) leasehold interests in leases or subleases and licenses granted in the OCB and not interfering in any material respect with the business of the licensor; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (xi) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (xii) statutory, common law and contractual rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the OCB so long as they do not materially impair the value or marketability of the related property; (xiv)  security deposits in connection with real property leases, in an aggregate amount not to exceed $500,000 at any time; (xv) Liens in connection with operating leases in the equipment that is the subject of such leases; (xvi) Permitted Transfers; (xvii) Pledges and deposits securing obligations pursuant to corporate credit cards and letters of credit in an aggregate amount not to exceed $500,000 at any time; (xviii) Liens securing Subordinated Indebtedness; (xix) any Lien existing on any property or asset prior to the acquisition thereof by Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary; (xx) Liens attaching solely to cash earnest money deposits in connection with a Permitted Acquisition or an acquisition of property not otherwise prohibited hereunder; (xxi) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (i) through (xxi) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase, (xxii) Liens in connection with any netting or set-off arrangement or under the applicable banking conditions; (xxiii) Liens on the RVO Collateral securing the RVO Debt; (xxiv) Liens solely on any cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement solely in connection with a Permitted Acquisition; (xxvii) Liens (a) on Equity Interests of joint ventures securing capital contributions to or obligations of such joint ventures to the extent required in the organizational documents of such joint ventures and not created in contemplation of this Agreement, and (b) consisting of customary rights of first refusal and tag, drag and similar rights in joint venture agreements and investment documentation of non-wholly owned subsidiaries; and (xxvi) other Liens securing obligations not to exceed the principal amount of $250,000 outstanding at any time.

“Permitted Transfers” means (i) sales of Inventory in the OCB; (ii) licenses, joint ventures, collaboration agreements, strategic alliances and similar arrangements in the OCB providing for the licensing of Borrower’s technology or Intellectual Property; provided that such licenses do not result in a legal transfer of title of the licensed property and so long as after giving effect to each such license, Borrower retains sufficient rights to use or benefit from the subject Intellectual Property as to enable it to conduct its business in the OCB; (iii) dispositions of worn-out, obsolete or surplus Equipment in the OCB; (iv) use of cash in any manner not prohibited by this Agreement; (v) transfers constituting Permitted Investments; (vi) transfers constituting Permitted Liens; (vii) dispositions of Copyright rights in connection with publications in scientific journals; (viii) dispositions of any non-core assets acquired in connection with any Permitted Acquisition; (ix) dispositions of assets not related to ophthalmology (including, without limitation, dispositions of the Equity Interests of any Amylon Entity); (x) spin-outs or other disposition of programs that are pre-clinical; and (xi) other transfers of assets having a fair market value of not more than $250,000 in the aggregate in any fiscal year.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Pontifax Lenders” has the meaning given to such term in the preamble to this Agreement.

“Prepayment Charge” has the meaning given to such term in Section 2.4.

“Prepayment Notice” has the meaning given to such term in Section 2.4.

“Qualifying Lender” means, in respect of advances to be made under this Agreement to a Borrower, a Lender which:

(a)            is a Treaty Lender; or

(b)            fulfills all conditions under the law of Borrower’s jurisdiction to receive an interest payment under this Agreement without any Tax Deduction.

“Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect.

“Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Amendment Effective Date, by and among ProQR Therapeutics N.V., the Pontifax Lenders and the Kreos Warrant Holders.

“Regulatory Agencies” has the meaning given to such term in Section 5.26.

“Regulatory Licenses” has the meaning given to such term in Section 5.26.

“Required Lenders” has the meaning given to such term in Section 2.1(e).

“Rights of Payment” has the meaning given to such term in Section 3.1.

“Rule 144” has the meaning given to such term in Section 7.18.

“Rule 144 Certificate” has the meaning given to such term in Section 7.18.

“Rule 144 Opinion” has the meaning given to such term in Section 7.18.

“RVO Collateral” means Borrower’s or its Subsidiary’s right, title or interest in any assets pledged by Borrower or its Subsidiary to secure the RVO Debt, which includes all tangible and intangible assets, including movable property and intellectual property rights, that are financed with the RVO Debt.

“RVO Debt” means Indebtedness in favor of Rijksdienst voor Ondernemend Nederland (RVO) pursuant to innovation loans made to Borrower in connection with the project titled “QR-110 RNA modulation to treat Leber’s Congenital Amaurosis” in an original principal amount not to exceed €4,754,538, of which the current outstanding RVO Debt amount is approximately €2,240,000.

“Sale Event” has the meaning given to such term in Section 7.18.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning given to such term in Section 5.15.

“Second Amendment” means that certain Second Amendment to Loan Agreement, dated as of the Second Amendment Date, by and among the Borrower, the Pontifax Lenders, Kreos Capital VI (UK) Limited, and Agent.

“Second Amendment Date” means January 5, 2021.

“Second Installment Loan” has the meaning given to such term in Section 2.1(c).

“Second Installment Loan Period” has the meaning given to such term in Section 2.1(c).

“Second Installment Milestone” has the meaning given to such term in Section 2.1(c).

“Secured Obligations” means Borrower’s obligations under this Agreement and any Loan Document (excluding the Warrants and the Registration Rights Agreement), including any obligation to pay any amount now owing or later arising (including, without limitation, the Prepayment Charge).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Being Sold” has the meaning given to such term in Section 7.18.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Agent in its reasonable discretion and subject to a subordination agreement in form and substance satisfactory to Agent in its reasonable discretion.

“Subsidiary” means an entity, whether a corporation, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls fifty percent (50.0%) or more of the outstanding voting securities, including each entity listed on Schedule 5.18 hereto; provided, however, that for all purposes under the Loan Documents, “Subsidiary” shall exclude any Amylon Entity.

“Tax” and “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Deduction” means a deduction or withholding for or on account of Tax from any payment under a Loan Document, other than a FATCA Deduction.

“Term Commitment” means as to each Lender, the obligation of such Lender, if any, to make payment on account of such Lender’s portion of each of the five loan facilities comprising the Term Loan to Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule A.

“Term Loan” means, collectively, the Tranche 1 Term Loan, the Incremental Term Loan and the three loan facilities comprising the New Term Loan.

“Term Loan Interest Rate” means, (i) with respect to the Tranche 1 Term Loan, the Incremental Term Loan and the Amendment Effective Date Term Loan, 8.2% per annum and (ii) with respect to the Second Installment Loan and Third Installment Loan, 8.0% per annum.

“Term Loan Maturity Date” means (i) with respect to the Tranche 1 Term Loan and the Incremental Term Loan, the date which is the lapse of 54 months following the Closing Date and (ii) with respect to three loan facilities comprising the New Term Loan, the date which is the lapse of 54 months following the Amendment Effective Date.

“Term Note” means a Secured Term Promissory Note in substantially the form of Exhibit A.

“Third Amendment” means that certain Third Amendment to Loan and Security Agreement, dated as of the Amendment Effective Date, by and among Borrower, Agent, the Pontifax Lenders and the Kreos Lender.

“Third Installment Loan” has the meaning given to such term in Section 2.1(d).

“Third Installment Loan Period” has the meaning given to such term in Section 2.1(d).

“Third Installment Milestone” has the meaning given to such term in Section 2.1(d).

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States of America, any State thereof or any other country or any political subdivision thereof.

“Tranche 1 Term Loan” shall have the meaning assigned to such term in Section 2.1(a)(i).

“Treaty Lender” means a Lender which:

(a)            is treated as a resident of a Treaty State for the purposes of the Treaty; and

(b)           does not carry on a business in the jurisdiction in which Borrower making a payment is resident for tax purposes (the “Source Jurisdiction”) through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(c)            fulfils any other conditions which must be fulfilled under the Treaty by residents of the Treaty State for such residents to obtain exemption from Tax imposed on interest by Borrower’s Tax Jurisdiction, subject to the completion of any necessary procedural formalities.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the Source Jurisdiction which makes provision for a full exemption from Tax imposed by the Source Jurisdiction on interest.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of New York, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Warrant Shares” means the Ordinary Shares issuable upon the exercise of the Warrants.

“Warrants” means, collectively, the Tranche 1 Term Loan Warrants, the Incremental Term Loan Warrants, the Amendment Effective Date Term Loan Warrants, the Second Installment First Warrants, the Second Installment Second Warrants, the Third Installment First Warrants and the Third Installment Second Warrants, as such terms are defined in Section 2.7.

1.2.            Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP or IFRS, as the case may be, and all financial computations hereunder shall be computed in accordance with GAAP or IFRS, as the case may be, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC.

1.3.            Dutch Terms.

In this Agreement, where it relates to a Borrower incorporated in the Netherlands, a reference to:

a “necessary action to authorise” where applicable, includes without limitation:

a)	any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden); and

b)	obtaining a neutral or positive advice (advies) from the competent works council(s) which, if conditional, contains condition which can reasonably be complied with and would not cause and are not reasonably likely to cause a breach of any term of any Loan Document;

“financial assistance” includes any act contemplated by Section 2:98c of the Dutch Civil Code;

a “security interest” or “lien” includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), right of retention (retentie recht), right to reclaim good (recht van reclame), and, in general any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

a “winding-up”, “administration” or “dissolution” (and any of those terms) includes a Dutch Subsidiary being declared bankrupt (failliet verklaard) or dissolved (ontbonden of geliguideerd);

a “moratorium” includes surseance van betaling and a “moratorium is declared or occurs” includes surceance van betaling verleend;

any “step”, “filing” or “procedure” taken in connection with insolvency proceedings includes a Dutch Subsidiary having filed a notice under section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990);

a “trustee” or “liquidator” includes a curator;

an “administrator” includes a bewindvoerder;

a “receiver” or an “administrative receiver” or an “interim receiver” does not include a curator or bewindvoerder;

an “attachment” includes an executoriaal beslag and a conservatoir beslag; and

“subsidiary” includes a subsidiary as defined in section 2:24a of the Dutch Civil Code (Burgerlijk Wetboek).

SECTION 2. THE LOAN

2.1.            Subject to the terms and conditions of this Agreement, each Lender shall lend to Borrower its Term Commitment, totaling, for all Lenders, the Term Loan. The Term Loan shall comprise of five loan facilities as set forth below.

(a)            Existing Term Loans.

(i)            Tranche 1 Term Loan. Subject to the terms and conditions hereof, on the Closing Date, the Pontifax Lenders made a term loan advance to the Borrower in the principal amount equal to $10,000,000 (the “Tranche 1 Term Loan”). As of the Amendment Effective Date, the outstanding aggregate principal amount (including accrued but unpaid interest) of the Tranche 1 Term Loans was $10,000,000. Proceeds of the Tranche 1 Term Loan have been deposited into a Deposit Account of Borrower existing as of the Closing Date. The principal balance of the Tranche 1 Term Loan shall bear interest on the outstanding daily balance thereof from the actual funding thereof at the Term Loan Interest Rate per annum based on a year consisting of 365 days. Borrower shall pay interest on the Tranche 1 Term Loan to the Pontifax Lenders on the first Business Day following the end of each Quarter, starting at the last Business Day of the first Quarter after the Closing Date and thereafter on the first day of every subsequent Quarter, based on the Tranche 1 Term Loan principal amount outstanding in the preceding Quarter. Borrower shall repay Tranche 1 Term Loan in ten (10) equal Quarterly installments of One Million US Dollars ($1,000,000) to the Pontifax Lenders beginning on the Amortization Date and continuing on the first Business Day of each Quarter thereafter until the Term Loan Maturity Date. Accordingly, the entire outstanding Tranche 1 Term Loan principal balance and all accrued but unpaid interest hereunder, shall be repaid to the Pontifax Lenders by the Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim. VAT, if applicable, shall be added to each payment.

(ii)            Incremental Term Loan. Subject to the terms and conditions hereof, on the First Amendment Date, Kreos Capital VI (UK) Limited made a term loan advance to the Borrower in the principal amount equal to €5,000,000 (the “Incremental Term Loan”). As of the Amendment Effective Date, the outstanding aggregate principal amount (including accrued but unpaid interest) of the Incremental Term Loan was €5,000,000. Proceeds of the Incremental Term Loan have been deposited into a Deposit Account of Borrower existing as of the Closing Date. The principal balance of the Incremental Term Loan shall bear interest on the outstanding daily balance thereof from the actual funding thereof at the Term Loan Interest Rate per annum based on a year consisting of 365 days. Borrower shall pay interest on the Incremental Term Loan to Kreos Capital VI (UK) Limited on the first Business Day following the end of each Quarter, starting October 1, 2020 and thereafter on the first day of every subsequent Quarter, based on the Incremental Term Loan principal amount outstanding in the preceding Quarter. Borrower shall repay the Incremental Term Loan in ten (10) equal Quarterly installments of Five Hundred Thousand Euros (€500,000) to Kreos Capital VI (UK) Limited beginning on the Amortization Date and continuing on the first Business Day of each Quarter thereafter until the Term Loan Maturity Date. Accordingly, the entire outstanding Incremental Term Loan principal balance and all accrued but unpaid interest hereunder, shall be repaid to Kreos Capital VI (UK) Limited by the Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim. VAT, if applicable, shall be added to each payment.

(b)            Amendment Effective Date Term Loan. Subject to the Amendment Effective Date, and the terms and conditions of this Agreement and the Third Amendment, on the Amendment Funding Date, each of the Lenders shall lend to Borrower its portion of the Amendment Effective Date Term Loan in a principal amount set forth under the heading “Amendment Effective Date Term Loan” opposite such Lender’s name on Schedule A (the “Amendment Effective Date Term Loan”). The Amendment Effective Date Term Loan shall be provided by each Lender in a single installment on the Amendment Funding Date (which may be a different date for the Kreos Lenders and the Pontifax Lenders, respectively) without any need for Borrower to deliver a notice or request, other than by provision of all conditions precedent required to be delivered pursuant to Section 4.2, which delivery shall be deemed to constitute a borrowing request by Borrower. Proceeds of the Amendment Effective Date Term Loan shall be deposited into a Deposit Account of Borrower existing as of the Closing Date. The principal balance of the Amendment Effective Date Term Loan shall bear interest on the outstanding daily balance thereof from the actual funding thereof at the Term Loan Interest Rate per annum based on a year consisting of 365 days. Borrower will pay interest on the Amendment Effective Date Term Loan on the first Business Day following the end of each Quarter, starting at the last Business Day of the first Quarter after the Amendment Funding Date and thereafter on the first day of every subsequent Quarter, based on the Amendment Effective Date Term Loan principal amount outstanding in the preceding Quarter. Borrower shall repay Amendment Effective Date Term Loan in eight (8) equal Quarterly installments of Dollar Equivalent of Three Million Seven Hundred and Fifty Thousand US Dollars ($3,750,000) beginning on the Amortization Date and continuing on the first Business Day of each Quarter thereafter until the Term Loan Maturity Date. Accordingly, the entire outstanding Amendment Effective Date Term Loan principal balance and all accrued but unpaid interest hereunder, shall be repaid by the Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim. VAT, if applicable, shall be added to each payment.

(c)            Second Installment Loan. Subject to the terms and conditions of this Agreement and the receipt of data from the ongoing Phase II/III trial of Sepofarsen that Borrower reasonably believes supports the submission of marketing applications for the accelerated or conditional approval with the applicable regulatory authorities, including the U.S. Food and Drug Administration (the “Second Installment Milestone”), each of the Lenders shall make available to Borrower its portion of the Second Installment Loan in a principal amount set forth under the heading “Second Installment Loan” opposite such Lender’s name on Schedule A (the “Second Installment Loan”). The Second Installment Loan shall be available for withdrawal during a period of 9 months from the Amendment Effective Date (the “Second Installment Loan Period”). If the Second Installment Milestone is met, the Second Installment Loan shall be provided within 14 days of receipt by the Agent of an executed drawdown notice from the Borrower, with such drawdown notice to be in the form agreed by Borrower and the Agent; provided that the first written request shall be accompanied by a resolution of Borrower’s Board of Directors confirming Borrower’s achievement of the Second Installment Milestone. Proceeds of the Second Installment Loan shall be deposited into a Deposit Account of Borrower. The principal balance of the Second Installment Loan shall bear interest on the outstanding daily balance thereof from the actual funding thereof at the Term Loan Interest Rate per annum based on a year consisting of 365 days. Borrower will pay interest on the Second Installment Loan on the first Business Day of the first Quarter after the funding date of the Second Installment Loan and thereafter on the first Business Day of every subsequent Quarter. In addition, until the date on which the Second Installment Loan is made, Borrower shall pay a fee of 0.5% per annum based on a year consisting of 365 days on the amount of the Second Installment Loan. Borrower will pay the fee on the Second Installment Loan on the first Business Day following the end of each Quarter, starting on the first Business Day following the end of the Quarter in which the Amendment Effective Date takes place and thereafter on the first Business Day of every subsequent Quarter. Upon satisfaction of the Second Installment Milestone (it being agreed that such date shall be the date of acceptance of the Sepofarsen new drug application by the U.S. Food and Drug Administration), an additional fee of 1.0% per annum based on a year consisting of 365 days on the Second Installment Loan shall become due and payable, which shall be paid retroactively in one (1) payment and calculated from the Amendment Effective Date until the date on which the Second Installment Milestone is achieved. Borrower shall repay the Second Installment Loan in eight (8) equal Quarterly installments of Dollar Equivalent of Three Million Seven Hundred and Fifty Thousand US Dollars ($3,750,000) beginning on the Amortization Date and continuing on the first Business Day of each Quarter thereafter until the Term Loan Maturity Date. Accordingly, the entire withdrawn and outstanding Second Installment Loan principal balance and all accrued but unpaid interest hereunder, shall be repaid by the Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction (except as provided in Section 7.10(b)) and regardless of any counterclaim. VAT, if applicable, shall be added to each payment.

(d)            Third Installment Loan. Subject to the terms and conditions of this Agreement and the receipt of an approval for Sepofarsen in CEP290 mediated Leber congenital amaurosis (LCA10) by the U.S. Food and Drug Administration (the “Third Installment Milestone”), each of the Lenders shall make available to Borrower its portion of the Third Installment Loan in a principal amount set forth under the heading “Third Installment Loan” opposite such Lender’s name on Schedule A (the “Third Installment Loan”). The Third Installment Loan shall be available for withdrawal during a period of 18 months from the Amendment Effective Date (the “Third Installment Loan Period”). If the Third Installment Milestone is met, the Third Installment Loan shall be provided within 14 days of receipt by the Agent of an executed drawdown notice from the Borrower, with such drawdown notice to be in the form agreed by Borrower and the Agent; provided that the first written request shall be accompanied by a resolution of Borrower’s Board of Directors confirming Borrower’s achievement of the Third Installment Milestone. Proceeds of the Third Installment Loan shall be deposited into a Deposit Account of Borrower. The principal balance of the Third Installment Loan shall bear interest on the outstanding daily balance thereof from the actual funding thereof at the Term Loan Interest Rate per annum based on a year consisting of 365 days. Borrower will pay interest on the Third Installment Loan on the first Business Day of the first Quarter after the funding date of the Third Installment Loan and thereafter on the first Business Day of every subsequent Quarter. In addition, until the date on which the Third Installment Loan is made, Borrower shall pay a fee of 0.5% per annum based on a year consisting of 365 days on the amount of the Third Installment Loan. Borrower will pay the fee on the Third Installment Loan on the first Business Day following the end of each Quarter, starting on the first Business Day following the end of the Quarter in which the Amendment Effective Date takes place and thereafter on the first Business Day of every subsequent Quarter. Upon satisfaction of the Third Installment Milestone, an additional fee of 1.0% per annum based on a year consisting of 365 days on the Third Installment Loan shall become due and payable, which shall be paid retroactively in one (1) payment and calculated from the Amendment Effective Date until the date on which the Third Installment Milestone is achieved. Borrower shall repay the Third Installment Loan in eight (8) equal Quarterly installments of Dollar Equivalent of Three Million Seven Hundred and Fifty Thousand US Dollars ($3,750,000) beginning on the Amortization Date and continuing on the first Business Day of each Quarter thereafter until the Term Loan Maturity Date. Accordingly, the entire withdrawn and outstanding Third Installment Loan principal balance and all accrued but unpaid interest hereunder, shall be repaid by the Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction (except as provided in Section 7.10(b)) and regardless of any counterclaim. VAT, if applicable, shall be added to each payment.

(e)            Each entity comprising Borrower shall guarantee and be jointly and severally liable for repayment of each of the five facilities comprising the Term Loans as described above and all other obligations of Borrower, and each entity comprising Borrower, hereunder, without regard to whether such entity drew down the proceeds of any such facility or incurred any such other obligations, in each case, to the maximum extent permitted under applicable law for each such entity, including laws with respect to fraudulent conveyances, financial assistance or similar concepts under each applicable jurisdiction shall not be released, discharged or in any way affected by, any circumstance or condition (whether or not such Borrower shall have any knowledge or notice thereof) whatsoever which might constitute a legal or equitable discharge or defense (other than payment in full).

(f)            Such Borrower unconditionally and irrevocably waives, to the fullest extent permitted by applicable law: (a) notice of any of the matters referred to above; (b) the right to require Lenders or Agent to proceed against any other Borrower liable on the Secured Obligations, to proceed against or exhaust any security held by any other Borrower, or to pursue any other remedy in each Lender’s or Agent’s power; (c) the right to have the property of any other Borrower first applied to the discharge of the obligations hereunder or under the other documents contemplated hereby and (i) until such time that all Secured Obligations (other than inchoate indemnification or reimbursement obligations or other obligations which, by their terms, survive termination of this Agreement) have been paid in full, any and all rights it may now or hereafter have under any agreement or at law or in equity (including, without limitation, any law subrogating such Borrower to the rights of Lenders) to assert any claim against or seek contribution, indemnification or any other form of reimbursement from any other Borrower under or in connection with this Agreement or otherwise. The Lenders may, at the election of Lenders who provided at least 85% of the aggregate outstanding amount of Secured Obligations (the “Required Lenders”), exercise any right or remedy they may have against a Borrower entity without affecting or impairing in any way the liability of any other entity comprising Borrower hereunder and such Borrower waives, to the fullest extent permitted by applicable law, any defense arising out of the absence, impairment or loss of any right of reimbursement, contribution or subrogation or any other right or remedy of such Borrower against any other Borrower. Such Borrower waives any defense arising by reason of any disability or other defense of another entity comprising Borrower or by reason of the cessation for any cause whatsoever of the liability, either in whole or in part, of another Borrower to Lenders or Agent, and such Borrower assumes the responsibility for being and keeping informed of the financial condition of each other Borrower and of all other circumstances bearing upon the risk of nonpayment of the obligations under this Agreement and the other Loan documents and agrees that Lenders or Agent shall not have any duty to advise such Borrower of any such information or changes thereto; and that Lenders and Agent have not made any representations with respect thereto.

At any time, without terminating, affecting or impairing the validity of the obligations of a Borrower hereunder, Lenders or Agent may deal with another Borrower in the same manner and as fully as if the obligations of such Borrower did not exist and shall be entitled, among other things, to grant each other Borrower, without notice or demand and without affecting such Borrower’s liability hereunder, such extensions of time to perform, renew, compromise, accelerate or otherwise change the time for payment of or otherwise change the terms of this Agreement and the indebtedness hereunder, or to waive any obligation of another Borrower to perform, any act or acts as the Required Lenders may deem advisable.

(g)            Independent Funding Obligations. For the avoidance of doubt, (i) the Term Commitment and the funding obligations thereunder of each Lender is independent from the Term Commitments and the funding obligations of any other Lenders; and (ii) the Term Commitment and the funding obligations of each Pontifax Lender under Sections 2.1(b) through (d) is independent from the Term Commitments and the funding obligations of each Kreos Lender under Sections 2.1(b) through (d). The failure of any Lender to fund any portion of its Term Commitment in accordance with the terms hereunder shall not relieve or excuse the funding obligations of any other Lenders with respect to their Term Commitments (except in the case that the conditions to fund such commitment have not been met or otherwise waived).

2.2.          Maximum Interest. Notwithstanding any provision in this Agreement, the Notes, or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lenders an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of the Secured Obligations consisting of the outstanding principal; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.3.          Default Interest. In the event any payment is not paid within five (5) Business Days from the scheduled payment date, subject to applicable grace periods, if any, an amount equal to three percent (3.0%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all outstanding principal hereunder, shall, at Agent’s option, bear interest at a rate per annum equal to the applicable Term Loan Interest Rate plus three percent (3.0%) per annum.

2.4.          Prepayment. Other than the quarterly amortization payments made pursuant to Section 2.1, (i) following 6 months of the Amendment Effective Date, Borrower may only prepay the Tranche 1 Term Loan and the Incremental Term Loan, and (ii) following 12 months of the Amendment Effective Date, Borrower may prepay the Amendment Effective Date Term Loan, Second Installment Loan and Third Installment Loan, in each case, in accordance with this Section 2.4. At its option, upon at least five (5) Business Days written notice to Agent (“Prepayment Notice”), Borrower may prepay an amount of not less than Dollar Equivalent of $1,000,000 or all of the then outstanding principal balance of any of the Term Loans and all accrued and unpaid interest thereon, together with a prepayment charge equal to one percent (1.0%) of the principal amount being prepaid (each, a “Prepayment Charge”). Borrower agrees that the Prepayment Charge is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Term Loan or a portion thereof as aforesaid. Any such early repayments shall be applied pro rata to the required remaining amortization payments of the applicable Term Loan in direct order of maturity. In a case where a Lender has submitted a Conversion Notice to Borrower within the five (5) Business Day period following receipt of the Prepayment Notice, no prepayment shall be allowed prior to conversion as requested in such Conversion Notice and the Conversion Notice shall prevail. The Prepayment Notice shall apply to any outstanding Term Loan amount remaining, if any, after conversion as specified in the Conversion Notice. In addition, Borrower’s ability to prepay the Term Loan shall be suspended during the period commencing on the earlier of: (i) entry into a letter of intent, memorandum of understanding or similar agreement for a proposed Change in Control of ProQR Therapeutics N.V. or ProQR Therapeutics Holding B.V., (ii) receipt of a written bona fide offer from for a proposed Change in Control of ProQR Therapeutics N.V. or ProQR Therapeutics Holding B.V., or (iii) when Borrower otherwise engages in substantive negotiations in furtherance of a proposed Change in Control of ProQR Therapeutic N.V. or ProQR Therapeutics Holding B.V., which, in the case of clause (iii), to the extent that such substantive negotiations would constitute material non-public information for purposes of U.S. federal securities laws, and ending on the termination, rejection or expiration (as applicable) of such agreement, written offer or such substantive negotiations.

2.5.          Notes. If so requested by Lender by written notice to Borrower, then Borrower shall execute and deliver to each Lender (and/or, if applicable and if so specified in such notice, to any Person who is a permitted assignee of Lender pursuant to Section 11.13), promptly after Borrower’s receipt of such notice, one or more Term Notes to evidence such Lender’s Term Loans.

2.6.          Pro Rata Treatment. Each payment (including prepayment) on account of any fee and any reduction of the Term Loans shall be made pro rata according to the Dollar Equivalent of the outstanding principal amount of the Term Loans of the relevant Lender and made directly to each Lender.

2.7.          Warrants.

(a)            On the Closing Date, ProQR Therapeutics N.V. issued to the Pontifax Lenders warrants to purchase an aggregate of 190,424 Ordinary Shares with an exercise price of $7.88 per share (the “Tranche 1 Term Loan Warrants”).

(b)            On the First Amendment Date, ProQR Therapeutics N.V. issued to Kreos Capital VI (UK) Limited and Kreos Capital VI (Expert Fund) L.P. warrants to purchase an aggregate of 112,252 Ordinary Shares with an exercise price of $7.88 per share (the “Incremental Term Loan Warrants”).

(c)            On the Amendment Funding Date, ProQR Therapeutics N.V. shall issue to the Pontifax Lenders and the Kreos Warrant Holders:

(A)           new warrants to purchase an aggregate number of Ordinary Shares with an aggregate exercise price of $3,000,000 (the “Amendment Effective Date Term Loan Warrants”), allocated among Lenders ratably based on the New Term Loan Commitment of Lenders as of the Amendment Effective Date as set forth on Schedule A. The Amendment Effective Date Term Loan Warrants shall be exercisable at an exercise price per share equal to 1.5 times the average closing price of ProQR Therapeutics N.V.’s Ordinary Shares during the 7 trading days prior to the Amendment Effective Date (and the aggregate number of Ordinary Shares for which the Amendment Effective Date Term Loan Warrants shall be exercisable shall be equal to $3,000,000 divided by 1.5 times such average closing price). The Amendment Effective Date Term Loan Warrants may be exercised, in whole or in part, at any time until the 5th anniversary of the date of issuance thereof;

(B)            new warrants to purchase an aggregate number of Ordinary Shares with an aggregate exercise price of $750,000 (the “Second Installment First Warrants”), allocated among Lenders ratably based on the New Term Loan Commitment of Lenders as of the Amendment Effective Date as set forth on Schedule A. The Second Installment First Warrants shall be exercisable at an exercise price per share equal to 1.5 times the average closing price of ProQR Therapeutics N.V.’s Ordinary Shares during the 7 trading days prior to the Amendment Effective Date (and the aggregate number of Ordinary Shares for which the Second Installment First Warrants shall be exercisable shall be equal to $750,000 divided by 1.5 times such average closing price). The Second Installment First Warrants may be exercised, in whole or in part, at any time until the 5th anniversary of the date of issuance thereof; and

(C)            new warrants to purchase an aggregate number of Ordinary Shares with an aggregate exercise price of $750,000 (the “Third Installment First Warrants”), allocated among Lenders ratably based on the New Term Loan Commitment of Lenders as of the Amendment Effective Date as set forth on Schedule A. The Third Installment First Warrants shall be exercisable at an exercise price per share equal to 1.5 times the average closing price of ProQR Therapeutics N.V.’s Ordinary Shares during the 7 trading days prior to the Amendment Effective Date (and the aggregate number of Ordinary Shares for which the Third Installment First Warrants shall be exercisable shall be equal to $750,000 divided by 1.5 times such average closing price). The Third Installment First Warrants may be exercised, in whole or in part, at any time until the 5th anniversary of the date of issuance thereof.

(d)            Upon withdrawal of the first amount under the Second Installment Loan, ProQR Therapeutics N.V. shall issue to the Pontifax Lenders and the Kreos Warrant Holders additional warrants to purchase an aggregate number of Ordinary Shares with an aggregate exercise price of $750,000 (the “Second Installment Second Warrants”), and the number of Ordinary Shares for which the Second Installment Second Warrants shall be exercisable shall be equal to $750,000 divided by 1.5 times the average closing price of ProQR Therapeutics N.V.’s Ordinary Shares during the 7 trading days prior to the withdrawal of the Second Installment Loan. The Second Installment Second Warrants may be exercised, in whole or in part, at any time until the 5th anniversary of the date of issuance thereof. and

(e)            Upon withdrawal of the first amount under the Third Installment Loan, ProQR Therapeutics N.V. shall issue to the Pontifax Lenders and the Kreos Warrant Holders additional warrants to purchase an aggregate number of Ordinary Shares with an aggregate exercise price of $750,000 (the “Third Installment Second Warrants”), and the number of Ordinary Shares for which the Third Installment Second Warrants shall be exercisable shall be equal to $750,000 divided by 1.5 times the average closing price of ProQR Therapeutics N.V.’s Ordinary Shares during the 7 trading days prior to the withdrawal of the Third Installment Loan. The Third Installment Second Warrants may be exercised, in whole or in part, at any time until the 5th anniversary of the date of issuance thereof.

2.8.          Withholding. All payment of interest or principal payable by Borrower hereunder and under the other Loan Documents shall be paid without any Tax Deduction, unless a Tax Deduction is required by law. If a Tax Deduction is required by law to be made by Borrower to a Qualifying Lender, the amount of the payment due from Borrower shall be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required. A payment shall not be increased by reason of a Tax Deduction on account of Tax imposed by The Netherlands, if on the date on which the payment falls due (i) Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender, or (ii) the relevant Lender is a Treaty Lender and Borrower making the payment is able to demonstrate that the payment could have been made to Lender without the Tax Deduction had that Lender complied with any procedural formalities necessary for Borrower to obtain authorization to make that payment without a Tax Deduction.

2.9.          Status of Lenders. Agent and each Lender agree that:

(a)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.

(b)            Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.

2.10.        FATCA information

(a)            Subject to paragraph (c) below, each party shall, within ten (10) business days of a reasonable request by another party confirm to that other party whether it is entitled to receive payments free from any deduction or withholding from a payment hereunder required by FATCA (a “FATCA Deduction” and a “FATCA Exempt Party” or not a FATCA Exempt Party). Additionally, it will supply to that other party such forms, documentation and other information relating to its status under FATCA as that other party reasonably requests for the purposes of that other party’s compliance with FATCA and supply to that other party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other party’s compliance with any other law, regulation, or exchange of information regime.

(b)            If a party confirms to another party pursuant to paragraph (a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly.

(c)            Paragraph (a) above shall not oblige any party to do anything that would or might in its reasonable opinion constitute a breach of (i) any law or regulation, (ii) any fiduciary duty or (iii) any duty of confidentiality.

(d)            If a party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such party shall be treated for the purposes of the Loan Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the party in question provides the requested confirmation, forms, documentation or other information.

(e)            If a Borrower is a “United States person” within the meaning of Code Section 7701(a)(30) (a “US Tax Obligor”) or Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten (10) business days of (i) where a Borrower is a US Tax Obligor and the relevant Lender is a Party as a Lender at the date of this Agreement, the date of this Agreement, (ii) where a Borrower is a US Tax Obligor on a date on which any other bank becomes a Party as a bank, that date, (iii) the date a new US Tax Obligor accedes as a Borrower or (iv) where a Borrower is not a US Tax Obligor, the date of a request from Agent, supply to Agent:

A.            a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

B.            any withholding statement or other document, authorization or waiver as Agent may require to certify or establish the status of such bank under FATCA or that other law or regulation.

(f)            Agent shall provide any withholding certificate, withholding statement, document, authorization or waiver it receives from a Lender pursuant to paragraph (e) above to the relevant Borrower.

(g)            If any withholding certificate, withholding statement, document, authorization or waiver provided to Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that bank shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorization or waiver to Agent unless it is unlawful for Lender to do so (in which case the bank shall promptly notify Agent). Agent shall provide any such updated withholding certificate, withholding statement, document, authorization or waiver to the relevant Borrower.

(h)            Agent may rely on any withholding certificate, withholding statement, document, authorization or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. Agent shall not be liable for any action taken by it under or in connection with paragraphs (e), (f) or (g) above.

2.11.        FATCA Deduction. Each party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction. Each party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the party to whom it is making the payment.

SECTION 3. SECURITY INTEREST

3.1.          As security for the prompt and complete payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Borrower grants to Agent a security interest, for the benefit of the Lenders, senior to any current and future debts and to any security interest (subject to Permitted Liens), in all of Borrower’s right, title, and interest in, to the following personal property of Borrower (except as set forth herein) whether now owned or hereafter acquired (collectively, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles (other than Intellectual Property); (e) Inventory; (f) Investments; (g) Deposit Accounts; (h) Cash; (i) Goods; (j) Licenses; (k) franchise agreements, (l) commercial tort claims; and all other tangible and intangible personal property of Borrower whether now or hereafter owned or existing; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing. Notwithstanding any of the foregoing, the Collateral shall not under any circumstances include, and no security interest is granted in, any Intellectual Property or, in respect of Borrowers incorporated in the Netherlands, any assets that as a matter of Dutch law are not capable of being (or may not be made) subject to such security interest; provided, however, that the Collateral shall include all (i) Accounts and general intangibles that consist of rights to payment and (ii) proceeds from any form whatsoever from commercialization or monetization of, or the generation of any revenues or other consideration from, Borrower’s owned Intellectual Property, including from the sale or invitation to license, assertion, litigation, enforcement in any form, licensing, or disposition of all or any part, or rights in, such Intellectual Property (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the date of this Agreement, include Borrower’s owned Intellectual Property to the extent necessary to permit perfection of Agent’s security interest in the Rights to Payment. Upon request by Agent, Borrower shall produce, execute and file any document (including UCC Financing Statements), and make any arrangement using its best efforts as reasonably requested by Agent to perfect and establish Agent’s security interest in the Collateral, and to the extent Borrower does not promptly make any such filing (including on the Closing Date), Agent is authorized to make such filing including all UCC Financing Statements deemed by Agent to be necessary to perfect Agent’s security interest in the Collateral. Notwithstanding the foregoing, the security interest in any of the Borrowers’ assets that are covered by the Dutch law omnibus pledge agreement and Dutch law notarial share pledge deeds (the “Dutch Security Agreements”), shall be created and governed by the Dutch Security Agreements.

3.2.          Notwithstanding the broad grant of the security interest set forth in Section 3.1 above, the Collateral shall not include (a) any Intellectual Property except to the extent expressly described in Section 3.1 above, (b) nonassignable licenses or contracts, which by their terms require the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9-406, 9-407 and 9-408 of the UCC), (c) any leasehold real property interest, license, lease or other contract or agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license, contract or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (but only to the extent such prohibition on transfer or grant of a security interest is enforceable under applicable law, including, without limitation, Sections 9406, 9407 and 9408 of the UCC), (d) any property to the extent that, and for as long as, such grant of a security interest is prohibited by any applicable law, rule or regulation; provided that the foregoing exclusion in this clause (e) shall in no way be construed (i) to apply to the extent that any described prohibition is unenforceable under Section 9-406, 9-407 or 9-408 of the UCC or other applicable law or (ii) to apply to the extent that any consent or waiver has been obtained, or is hereafter obtained, that would permit Agent’s security interest or Lien notwithstanding the prohibition on the grant of a security interest in such property, (f) Excluded Accounts, (g) motor vehicles or other assets in which a security interest may be perfected only though compliance with a certificate of title statute, (h) any Cash or certificates of deposit securing reimbursement obligations permitted under this Agreement, (i) the RVO Collateral, (j) Equity Interests owned by Borrower in any Amylon Entity, or (k) any property or asset with respect to which Agent shall have determined in its reasonable discretion that the cost of obtaining, perfecting or maintaining a security interest in such property or asset exceeds the value of the security afforded thereby.

3.3.          If this Agreement is terminated in accordance with its terms, Agent’s Lien in the Collateral shall continue until the Secured Obligations (other than inchoate indemnity obligations or other obligations which, by their terms, survive termination of this Agreement) are satisfied in full, and at such time Agent’s security interest in the Collateral shall automatically and immediately be terminated and released without further action by any party and all rights therein shall automatically revert to Borrower. Agent shall execute such documents and take such other steps as are reasonably requested by Borrower to accomplish or evidence the foregoing, all at Borrower’s sole cost and expense.

3.4.          Parallel Debt

(a)            Notwithstanding any other provision of this Agreement each Borrower hereby irrevocably and unconditionally undertakes to pay to Agent expressly (including any successor Agent), as creditor in its own right and not as representative (vertegenwoordiger) of the Lenders, sums equal to and in the currency of each amount payable by any Borrower to any Lender or Agent under any Loan Document as and when that amount falls due for payment under the relevant Loan Document or would have fallen due but for any suspension of payment, moratorium, discharge by operation of law or analogous event (the “Parallel Debt”).

(b)            Agent shall have its own independent right to demand payment of the amounts payable by Borrowers under this Section 3.4 irrespective of any suspension, extinction or any other discharge for any reason whatsoever (otherwise than by payment) of Borrowers’ obligation to pay those amounts to the other Lenders other than a discharge by virtue of payment which those Lenders are entitled to retain.

(c)            Any amount due and payable by any Borrower to Agent under this Section 3.4 shall be decreased to the extent that the other Lenders have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Loan Documents and any amount due and payable by Borrowers to the other Lenders under those provisions shall be decreased to the extent that Agent has received (and is able to retain) payment in full of the corresponding amount under this Section 3.4.

(d)            The rights of Lenders (other than Agent) to receive payment of amounts payable by Borrowers under the Loan Documents are several and are separate and independent from, and without prejudice to, the rights of Agent to receive payment under this Section 3.4.

SECTION 4. CONDITIONS PRECEDENT TO NEW TERM LOAN

The obligations of Lenders to make the Amendment Effective Date Term Loan, the Second Installment Loan and the Third Installment Loan hereunder are subject to the satisfaction by Borrower of the following conditions:

4.1.          With respect to the Amendment Effective Date Term Loan, on or prior to the Amendment Effective Date, Borrower shall have delivered to Agent the items in the conditions precedent set forth in Section 5 of the Third Amendment.

4.2.          With respect to the funding of the Amendment Effective Date Term Loan, on or prior to the Amendment Funding Date, Borrower shall have delivered to Agent the following:

(a)            executed copies of the Loan Documents, UCC Financing Statements, a legal opinion of Borrower’s Dutch counsel, and all other documents and instruments reasonably requested by Agent to effectuate the transactions contemplated hereby or to create and perfect the Liens of Agent with respect to all Collateral, in all cases in form and substance reasonably acceptable to Agent (other than notices under the Dutch security agreements);

(b)            copy of resolutions of each Borrower’s board of directors evidencing approval of the New Term Loan and other transactions evidenced by the Loan Documents;

(c)            copies of the deed of incorporation and the articles of association, as amended through the Amendment Effective Date, of Borrower;

(d)            evidence by way of confirmation in the relevant Borrower’s board resolution that there is no works council installed with Borrowers incorporated in the Netherlands;

(e)            to the extent invoiced to Borrower prior to the Amendment Effective Date, payment of the Closing Expense Charge (if not paid prior to the Amendment Effective Date). If not invoiced prior to Amendment Effective Date, Closing Expense Charge and out-of-pocket costs associated with filings and Dutch notarial pledges for Subsidiaries required to perfect Agent’s security interest or diligence searches with Governmental Authorities will be paid following the Amendment Effective Date, within ten (10) Business Days from receipt of invoice;

(f)            [reserved];

(g)            [reserved];

(h)            duly executed copy of the Amendment Effective Date Term Loan Warrants, the Second Installment First Warrants and the Third Installment First Warrants, respectively, in the form attached hereto as Exhibit B;

(i)            [reserved];

(j)            an executed copy of the Registration Rights Agreement; and

(k)            a Compliance Certificate substantially in the form attached hereto as Exhibit F, executed by Borrower.

4.3.          No Default. As of the Amendment Effective Date, (i) no fact or condition exists that (or could, with the passage of time, the giving of notice, or both) constitutes an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

4.4.          The agreement of the Lenders to make the Second Installment Loan and the Third Installment Loan is additionally subject to the satisfaction of the conditions precedent set forth below as of the date such New Term Loan is made:

(a)            Each of the representations and warranties made by Borrower in or pursuant to this Agreement, the other Loan Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the other Loan Documents or any related agreement shall be true and correct in all material respects (or in all respects as to any representation and warranty which, by its terms, is qualified as to materiality) on and as of such date (or if any representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(b)            No Event of Default shall have occurred and be continuing on such date, or would exist after giving effect to such New Term Loan;

(c)            There shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect; and

(d)            Agent shall have received a duly executed borrowing written request for such New Term Loan by Borrower, accompanied by a certification from the Borrower confirming Borrower’s achievement of the Second Installment Milestone or the Third Installment Milestone, as applicable.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants that, as of the Closing Date:

5.1.          Corporate Status. Borrower, and each of its Subsidiaries, is a company duly organized, legally existing and, to the extent relevant in the applicable jurisdiction, in good standing under the corporate laws of its jurisdiction of incorporation, and is duly qualified as a foreign company in all jurisdictions in which the nature of its business or location of its properties require such qualifications, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. Borrower’s present name, former names within the last five (5) years (if any), owned and leased locations, place of formation, tax identification number and organizational identification number are correctly set forth in Schedule 5.1, as may be updated by Borrower from time to time in a written notice provided to Agent after the Closing Date to reflect the addition of new Subsidiaries that comprise Borrower.

5.2.          Collateral. Borrower owns the Collateral, and any Intellectual Property, free of all Liens, except for Permitted Liens. Borrower has the power and authority to grant to Agent a Lien in the Collateral as security for the Secured Obligations.

5.3.          Consents. Borrower’s execution, delivery and performance of this Agreement and all other Loan Documents, (i) have been duly authorized by all necessary corporate action of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of Borrower’s deed of incorporation, articles of association, or any material law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject, (iv) except as described on Schedule 5.3, do not violate any Material Contract or require the consent or approval of any other Person which has not already been obtained, in each case, except as would not reasonably be expected to result in a Material Adverse Effect. The individual or individuals executing the Loan Documents on behalf of Borrower are duly authorized to do so.

5.4.          [Reserved.]

5.5.          Actions Before Governmental Authorities. Except as described on Schedule 5.5, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of Borrower, threatened in writing against or affecting Borrower or its property, that would reasonably be expected to result in a Material Adverse Effect.

5.6.          Laws. Neither Borrower nor any of its Subsidiaries is in violation of any material law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default is reasonably expected to result in a Material Adverse Effect. Borrower is not in default in any material respect under any provision of any Material Agreement to which it is a party or by which it is bound, which default would reasonably be expected to have a Material Adverse Effect.

Neither Borrower nor any of its Subsidiaries is registered or required to register as an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower and each of its Subsidiaries has complied in all material respects with applicable provisions of the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Neither Borrower’s nor any of its Subsidiaries’ properties or assets has been used by Borrower or such Subsidiary or, to Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws. Borrower and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted, except to the extent that the failure to obtain, make or give any of the foregoing would not reasonably be expected to have a Material Adverse Effect.

None of Borrower, any of its Subsidiaries, or to Borrower’s knowledge any of Borrower’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. None of Borrower, any of its Subsidiaries, or to the knowledge of Borrower and any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law. None of the funds to be provided under this Agreement will be used, directly or indirectly, (a) for any activities in violation of any applicable anti-money laundering, economic sanctions and anti-bribery laws and regulations laws and regulations or (b) for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.7.          Information Correct and Current. No written information, report, requests for Term Loans pursuant to Section 2.1, financial statement, exhibit or schedule furnished, by or on behalf of Borrower to Agent in connection with any Loan Document or included therein or delivered pursuant thereto contained, or, when taken as a whole, contains any material misstatement of fact or, when taken together with all other such information or documents, omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading at the time such statement was made or deemed made (it being understood that financial and business projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Borrower, that no assurance is given that any particular projections will be realized, and that actual results may differ, and such differences may be material). Additionally, any and all financial or business projections provided by Borrower to Agent, whether prior to or after the date hereof, shall be (i) provided in good faith and based on the most current data and information available to Borrower, and (ii) the most current of such projections provided to Borrower’s Board of Directors (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Borrower, that no assurance is given that any particular projections will be realized, and that actual results may differ, and such differences may be material).

5.8.          [Reserved.]

5.9.          Intellectual Property.

(a)           Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property used in its business. Schedule 5.9 is a true, correct and complete list of each of Borrower’s Patents, registered Trademarks, registered Copyrights, and Licenses under which Borrower licenses Intellectual Property from third parties, together with application or registration numbers, as applicable, owned by Borrower or any Subsidiary, in each case as of the date hereof. To Borrower’s knowledge, each of the issued Copyrights, Trademarks and Patents owned by Borrower is valid and enforceable. No Intellectual Property owned by Borrower has been judged by a decision of a court of competent jurisdiction, invalid or unenforceable, in whole or in part.

(b)           Borrower has sufficient rights with respect to Intellectual Property necessary for the operation or conduct of Borrower’s business as currently conducted by Borrower. Without limiting the generality of the foregoing, other than in connection with Permitted Transfers, and in the case of in-bound Licenses, except for restrictions that are unenforceable under Article 9 of the UCC, (i) Borrower has the right, to the extent required to operate Borrower’s business as currently conducted by Borrower, to freely transfer, license or assign Intellectual Property, without condition, restriction or payment of any kind (other than license payments in the OCB) to any third party, and (ii) except as disclosed to Agent pursuant to Section 7.19(b), no material in-bound License (other than over-the-counter software that is commercially available to the public) prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such License. Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are necessary for the operation or conduct of Borrower’s business. The representations contained in this Section are true in relation to each of Borrower’s Subsidiaries.

5.10.        Litigation.  There is no action, suit or proceeding pending or currently threatened in writing against Borrower or that Borrower intends to initiate, that questions the validity of this Agreement, or the right of Borrower to enter into any such agreements, or to consummate the transactions contemplated hereby or thereby, or that would reasonably be expected to result, either individually or in the aggregate, in any Material Adverse Effect. Borrower is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality which would reasonably be expected to reasonably be expected to result in any Material Adverse Effect. To Borrower’s knowledge, no event or condition exists on the basis of which any such claim, litigation, arbitration, mediation proceeding or investigation might be instituted or commenced.

5.11.        Intellectual Property Claims. No Intellectual Property owned by Borrower relating to any Borrower Product has been or is subject to any actual or, to the knowledge of Borrower, threatened litigation, claim, invitation to license, demand, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts Borrower’s use, transfer or licensing thereof or this Agreement or that affects the validity, use or enforceability thereof, in each case, which could reasonably be expected to have a material adverse effect on Borrower’s business. To Borrower’s knowledge, there is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates Borrower to grant licenses or an ownership interest in any future Intellectual Property related to the operation or conduct of the business of Borrower or Borrower Products. As of the date hereof, Borrower has not received any written notice or claim, or, to the knowledge of Borrower, oral notice or claim, overtly challenging Borrower’s ownership in any Intellectual Property (or written notice of any claim challenging the ownership of or use of in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto. To Borrower’s knowledge, neither Borrower’s use of its Intellectual Property nor the production and sale of Borrower Products infringes in any respect the Intellectual Property or other rights of others. The representations contained in this Section are true in relation to each of Borrower’s Subsidiaries.

5.12.        Financial Accounts. Schedule 5.12, as may be updated by Borrower in a written notice provided to Agent after the date hereof, is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which Borrower or any Subsidiary maintains an account holding Investments (other than interests in Subsidiaries) and such exhibit correctly identifies in all material respects the name and address of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor. Borrower does not own any Equity Interest of any Person, except for Permitted Investments.

5.13.        [Reserved.]

5.14.        [Reserved.]

5.15.        Filings. Borrower is subject to the reporting requirements of the Exchange Act of, and has filed, in a timely manner, all documents and reports that Borrower was required to file pursuant to Section I.A.3.b of the General Instructions to Form F-3 promulgated under the Securities Act in order for Borrower to be eligible to use Form F-3 for the two years preceding the date hereof or such shorter time period as Borrower has been subject to such reporting requirements (the foregoing materials, together with any materials filed by Borrower under the Exchange Act, whether or not required, collectively, the “SEC Reports”). As of the time the SEC Reports were filed with the SEC (or if subsequently amended, when amended), (i) the SEC Reports complied as to form in all material respects with requirements of the Securities Act and Exchange Act and the rules and regulations of the SEC promulgated thereunder, and (ii) none of the SEC Reports and the information contained therein contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

5.16.        Brokers; Directed Selling Efforts. None of Borrower, its Affiliates or any person acting on its or their behalf has engaged in any directed selling efforts (within the meaning of Regulation S under the Securities Act) with respect to the Notes, the Warrants or the Conversion Shares. Borrower has not paid or agreed to pay to any person any compensation for soliciting another to purchase any securities of Borrower in connection with this Agreement. Borrower has not taken, directly or indirectly, any action designed to or that has constituted or that might reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of Borrower to facilitate the sale or resale of the stocks potentially issuable upon conversion herein in violation of the Securities Act.

5.17.        Registration; Trust Indenture Act. No registration under the Securities Act of the offer and sale of the ordinary shares potentially issuable upon conversion of the Term Loan hereunder or upon exercise of the Warrants is required for, and no qualification under the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder is required in connection with, the issuance of the debt security to Lenders in the manner contemplated herein.

5.18.        Subsidiaries. Attached as Schedule 5.18, as may be updated by Borrower in a written notice provided after the date hereof, is a true, correct and complete list of each Subsidiary. All of the outstanding shares of capital stock of each Subsidiary of Borrower have been duly authorized and validly issued and are fully paid and nonassessable, and, except as otherwise set forth in the SEC Reports, all outstanding shares of capital stock of the Subsidiaries are owned by Borrower either directly or through wholly owned subsidiaries free and clear of any security interest, claim, lien or encumbrance (other than Permitted Liens). No Subsidiary of Borrower is currently prohibited, directly or indirectly, from paying any dividends to Borrower, from making any other distribution on such Subsidiary’s capital stock, from repaying to Borrower any loans or advances to such Subsidiary from Borrower or from transferring any of such Subsidiary’s property or assets to Borrower or any other Subsidiary of Borrower, except, in each case, for restrictions under this Agreement or as described in or contemplated in the SEC Reports.

5.19.        Capitalization. The authorized, issued and outstanding share capital of ProQR Therapeutics N.V. is as set forth in the SEC Reports (other than for subsequent issuances, if any, pursuant to employee benefit plans or director compensation plans described in the SEC Reports or upon the exercise of outstanding options or warrants described in the SEC Reports); the Conversion Shares potentially issuable herein conform in all material respects to the description thereof contained in the SEC Reports; all of the issued and outstanding share capital have been duly authorized and validly issued, are fully paid and nonassessable and have been issued in compliance with federal and state securities laws; none of the outstanding share capital was issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of ProQR Therapeutics N.V.; there are no authorized or outstanding options, warrants, preemptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any share capital of Borrower or any of its Subsidiaries other than those described in the SEC Reports; all grants of options to acquire share capital of Borrower or any of its Subsidiaries were validly issued and approved by the Supervisory Board of ProQR Therapeutics N.V., a committee thereof or an individual with authority duly delegated by the Supervisory Board of Borrower or a committee thereof; grants of ProQR Therapeutics N.V. share options were (a) made in material compliance with all applicable laws and (b) as a whole, made in material compliance with the terms of the plans under which ProQR Therapeutics N.V. such share options were issued; there is no and has been no policy or practice of ProQR Therapeutics N.V. to coordinate the grant of ProQR Therapeutics N.V. share options with the release or other public announcement of material information regarding ProQR Therapeutics N.V. or its results of operations or prospects.

5.20.        Reservation of Conversion Shares. The maximum number of Ordinary Shares issuable pursuant to this Agreement have been duly authorized and, if issued upon conversion of the Term Loan in accordance with this Agreement and/or the exercise of the Warrants, will be validly issued, fully paid and nonassessable.

5.21.        Authorized Shares Available. On the Closing Date, immediately prior to giving effect to the transactions contemplated hereby, ProQR Therapeutics N.V. has 180,000,000 authorized ordinary shares (the “Authorized Shares”); out of the available Authorized Shares, the Supervisory Board of ProQR Therapeutics N.V. has duly and validly adopted resolutions reserving the ordinary shares for potential issuance of the Conversion Shares and the Warrant Shares; the holders of outstanding share capital of ProQR Therapeutics N.V. are not entitled to preemptive or other rights to subscribe for the Warrants or the Warrant Shares or any of the Conversion Shares.

5.22.        [Reserved.]

5.23.        Transfer Taxes. There are no Dutch stamp or other issuance or Dutch transfer taxes or duties or other similar fees or charges required to be paid in connection with the execution and delivery of this Agreement.

5.24.        Tax Returns. Borrower and each of its Subsidiaries have filed all applicable Tax returns that are required to be filed or has timely requested extensions thereof (except in any case in which the failure to so file would not reasonably be expected to have a Material Adverse Effect and except as set forth or contemplated in the SEC Reports) and have paid all Taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for (i) any such Tax that is currently being contested in good faith, (ii) as would not reasonably be expected to have a Material Adverse Effect or (iii) as set forth in or contemplated in the SEC Reports.

5.25.        Insurance. Neither Borrower nor any of its Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Material Adverse Effect except as set forth or contemplated in the SEC Reports.

5.26.        Regulatory Agencies. Borrower and its Subsidiaries possess and are in compliance in all material respects with the terms of all licenses, approvals, orders, certificates, permits and other authorizations (collectively, “Regulatory Licenses”) issued by all applicable authorities, including, without limitation, all such Regulatory Licenses required by the U.S. Food and Drug Administration or any component thereof and/or by any other U.S. state, local or foreign drug regulatory agency (collectively, the “Regulatory Agencies”) necessary to conduct their respective businesses as described in the SEC Reports, and neither Borrower nor any such Subsidiary has received any written notice of proceedings relating to the revocation or modification of, or non-compliance with, any such Regulatory License that, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect, except as set forth or contemplated in the SEC Reports, and all such Licenses are in full force and effect.

5.27.        Clinical Trials. The preclinical tests and clinical trials that are described in, or the results of which are referred to in, the SEC Reports were and, if still pending, are being conducted in all material respects in accordance with protocols filed with the appropriate Regulatory Agencies for each such test or trial, as the case may be, and with standard medical and scientific research procedures and all applicable statutes, directives, rules and regulations of the Regulatory Agencies, including, without limitation, the Federal Food, Drug and Cosmetic Act and the rules and regulations promulgated thereunder; each description of such tests and trials, and the results thereof, contained in the SEC Reports is accurate and complete in all material respects and fairly presents the data about and derived from such tests and trials, and Borrower has no knowledge of any other studies or tests, the results of which are inconsistent with, or otherwise call into question, the results described or referred to in the SEC Reports; neither Borrower nor its Subsidiaries has received any notices or other correspondence from any Regulatory Agency requiring the termination, suspension or material modification of any clinical trials that are described or referred to in the SEC Reports; and each of Borrower and its Subsidiaries has operated and currently is in compliance in all material respects with all applicable rules and regulations of the Regulatory Agencies.

5.28.            Other Regulatory Requirements. Borrower and each of its Subsidiaries: (a) are and have been in material compliance with applicable health care laws, including, without limitation, the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.), the Federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, the exclusion laws, Social Security Act § 1128 (42 U.S.C. § 1320a-7), Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act) and the regulations promulgated pursuant to such laws, and comparable state laws, and all other local, state, federal, national, supranational and foreign laws, and regulations relating to the regulation of Borrower and its Subsidiaries (collectively, “Health Care Laws”); (b) have not received written notice of any ongoing claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any Regulatory Agency or third party alleging that any product operation or activity is in material violation of any Health Care Laws and has no knowledge that any such Regulatory Agency or third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding; and (c) are not a party to any corporate integrity agreement, deferred prosecution agreement, monitoring agreement, consent decree, settlement order or similar agreements or have any reporting obligations pursuant to any such agreement, plan or correction or other remedial measure entered into with any Governmental Authority. Neither Borrower nor its Subsidiaries or, to the knowledge of Borrower, any of their officers, directors, employees, agents or contractors has been or is currently debarred, suspended or excluded from participation in the Medicare and Medicaid programs or any other state or federal health care program.

5.29.            Internal Controls. Borrower and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Borrower and its Subsidiaries’ internal controls over financial reporting are effective, and Borrower and its Subsidiaries are not aware of any material weakness in their internal control over financial reporting.

5.30.            Disclosure Controls. Borrower and its Subsidiaries maintain “disclosure controls and procedures” (as such term is defined in Rules 13a-15(e) under the Exchange Act); such disclosure controls and procedures are effective to provide reasonable assurance that information required to be disclosed in Borrower’s Exchange Act reports is recorded, processed, summarized and reported within the time periods specified by the SEC and that material information related to Borrower and its consolidated Subsidiaries is made known to management, including Borrower’s Chief Executive Officer and Chief Financial Officer, particularly during the period when Borrower’s periodic reports are being prepared to allow timely decisions regarding required disclosure.

5.31.            Environmental Laws. Except as set forth in or contemplated in the SEC Reports, Borrower and its Subsidiaries (a) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”); (b) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (c) have not received written notice of any actual or potential liability under any Environmental Law, in each case, except where such non-compliance with Environmental Laws, failure to receive and comply with required permits, licenses or other approvals or liability would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in the SEC Reports, neither Borrower nor any of its Subsidiaries has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

5.32.            [Reserved.]

5.33.            Employment Laws. None of the following events has occurred or exists: (a) a failure to fulfill the obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the regulations and published interpretations thereunder with respect to a Plan (as defined below), determined without regard to any waiver of such obligations or extension of any amortization period; (b) an audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal or state governmental agency or any foreign regulatory agency with respect to the employment or compensation of employees by any of Borrower or any of its Subsidiaries that could have a Material Adverse Effect, except as set forth or contemplated in the SEC Reports; (c) any breach of any contractual obligation, or any violation of law or applicable qualification standards, with respect to the employment or compensation of employees by Borrower or any of its Subsidiaries that could have a Material Adverse Effect, except as set forth or contemplated in the SEC Reports. None of the following events has occurred or is reasonably likely to occur: (i) a material increase in the aggregate amount of contributions required to be made to all Plans in the current fiscal year of Borrower and its Subsidiaries compared to the amount of such contributions made in the most recently completed fiscal year of Borrower and its Subsidiaries; (ii) a material increase in the “accumulated post-retirement benefit obligations” (within the meaning of FASB ASC Topic 715) of Borrower and its Subsidiaries compared to the amount of such obligations in the most recently completed fiscal year of Borrower and its Subsidiaries; (iii) any event or condition giving rise to a liability under Title IV of ERISA that could have a Material Adverse Effect, except as set forth in or contemplated in the SEC Reports; or (iv) the filing of a claim by one or more employees or former employees of Borrower or any of its Subsidiaries related to their employment that could have a Material Adverse Effect, except as set forth or contemplated in the SEC Reports. For purposes of this paragraph, the term “Plan” means a plan (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA with respect to which Borrower or any of its Subsidiaries may have any liability.

5.34.            Money Laundering Laws. The operations of Borrower and its Subsidiaries are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements and money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Borrower or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of Borrower, threatened in writing.

5.35.            Sarbanes-Oxley Act. There is and has been no failure on the part of Borrower and any of Borrower’s directors or officers, in their capacities as such, to comply with any material provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402, related to loans, and Sections 302 and 906, related to certifications, except as would not reasonably be expected to result in a Material Adverse Effect.

5.36.            [Reserved.]

5.37.            [Reserved.]

5.38.            Material Contracts. An accurate, current and complete list of the Material Contracts as of the Closing Date has been furnished to Lenders and/or is available as part of the SEC Reports. To the knowledge of Borrower, each of the Material Contracts is in full force and effect and is a valid and binding obligation of the parties thereto in accordance with the terms and conditions thereof (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights). To the knowledge of Borrower, Borrower and any other party to a Material Contract is not in default with respect to any material term or condition of any Material Contract to which it’s a party. Further, Borrower has received no written notice, nor does Borrower have any knowledge, of any pending or contemplated termination of any of the Material Contracts and, no such termination is proposed or has been threatened in writing.

5.39.            Disclosure. No written representation or warranty of Borrower contained in this Agreement, and no certificate furnished or to be furnished to Lenders on the Closing Date or the Amendment Effective Date, as applicable, as of the date such representation, warranty, or other statement was made or certificate was delivered, taken together with all such written representations, warranties and certificates, contains any untrue statement of a material fact or, to the Company’s knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances under which they were made (it being recognized that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may materially differ from the projected or forecasted results).

SECTION 6. INSURANCE; INDEMNIFICATION

6.1.            Coverage. Borrower shall cause to be carried and maintained general liability insurance, on an occurrence form, against risks customarily insured against in Borrower’s line of business by companies of similar size in similar locations. So long as there are any Secured Obligations (other than inchoate indemnification or reimbursement obligations or other obligations which, by their terms, survive termination of this Agreement) outstanding, Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles.

6.2.            Certificates. Subject to Section 7.21, Borrower shall deliver to Agent certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. Borrower’s insurance certificate shall state Agent is an additional insured for general liability, a loss payee for all risk property damage insurance, subject to the insurer’s approval, and a loss payee for property insurance and additional insured for liability insurance. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance. All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Agent of cancellation (other than cancellation for non-payment of premiums, for which ten (10) days’ advance written notice shall be sufficient). Any failure of Agent to scrutinize such insurance certificates for compliance is not a waiver of any of Agent’s rights, all of which are reserved. Following request by Agent, Borrower shall provide Agent with copies of each insurance policy (excluding D&O), and upon entering or materially amending any insurance policy required hereunder, Borrower shall provide Agent with copies of such policies (excluding D&O) and shall promptly deliver to Agent updated insurance certificates with respect to such policies.

6.3.            Indemnity. Borrower agrees to indemnify and hold Agent, Lenders and their respective officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all claims, reasonable and documented out-of-pocket costs and expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable and documented out-of-pocket attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases Liabilities to the extent resulting from any Indemnified Person’s gross negligence, willful misconduct or breach of any Loan Document. Borrower agrees to pay, and to save Agent and Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all transfer or stamp duty or other similar taxes (excluding taxes imposed on or measured by the net income or gross receipts of Agent or Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement, unless (i) such Agent or Lender has obtained and utilized a tax credit in respect to tax or (ii) in respect of a Lender, that tax relates to withholding taxes and no additional payment was made by Borrower under clause 2.8 as the relevant Lender was not or had ceased to be a Qualifying Lender. In no event shall any party hereunder be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). This Section 6.3 shall survive the repayment of indebtedness under, and otherwise shall survive the expiration or other termination of, this Agreement. This Section 6.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

SECTION 7. COVENANTS OF BORROWER

Borrower agrees as follows:

7.1.         Financial Reports. Borrower shall furnish to Lenders the financial statements and reports listed hereinafter (the “Financial Statements”):

(a)            [Reserved;]

(b)            [Reserved;]

(c)            promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Borrower has made generally available to holders of its Ordinary Shares and copies of any regular, periodic and special reports or registration statements that Borrower files with the SEC or any Governmental Authority that may be substituted therefor, or any national securities exchange; and

(d)            prompt notice if Borrower or any Subsidiary has knowledge that Borrower, or any Subsidiary or Affiliate of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.

Borrower shall not make any change in its fiscal years or fiscal quarters. The fiscal year of Borrower shall end on December 31. Borrower shall provide written notice on a quarterly basis of any material changes in its accounting policies or reporting practices other than those changes made in accordance with GAAP or IFRS, as the case may be, and accounting guidance.

All Financial Statements required to be delivered pursuant to clause (c) shall be sent via e-mail to Agent; provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be faxed to Lenders.

Notwithstanding the foregoing, any Financial Statement or document required to be delivered under this Agreement (to the extent any such documents are included in materials otherwise filed with the SEC) shall be deemed to have been delivered on the date on which Borrower has filed such Financial Statement or document with the SEC and such Financial Statement or document is available on the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to Agent without charge.

7.2.         Management Rights. Borrower shall permit any representative that Agent authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable prior written notice during normal business hours; provided, however, that so long as no Event of Default has occurred and is continuing, such examinations shall be limited to no more often than once in any twelve month period. In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records. In addition, Agent or Lenders shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower. Such consultations shall not unreasonably interfere with Borrower’s business operations. The parties intend that the rights granted Agent and Lenders shall constitute “management rights” within the meaning of 29 C.F.R. Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Agent or Lender with respect to any business issues shall not be deemed to give Agent or Lender, nor be deemed an exercise by Agent or Lender of, control over Borrower’s management or policies.

7.3.         Further Assurances. Borrower shall from time to time execute, deliver and file, alone or with Agent, any financing statements, security agreements, collateral assignments, notices, or other documents to perfect Agent’s Lien as a first priority lien (subject to Permitted Liens) on the Collateral as Agent may reasonably request. Borrower shall from time to time procure any instruments or documents as may be reasonably requested by Agent and take all further action that may be necessary, or that Agent may reasonably request, to perfect and protect the Liens granted hereby and thereby. In addition, and for such purposes only, Borrower hereby authorizes Agent to execute and deliver on behalf of Borrower and to file UCC financing statements (including an indication that the financing statement covers “all assets or all personal property” of Borrower) or equivalent foreign filings, without the signature of Borrower either in Agent’s name or in the name of Agent as agent and attorney-in-fact for Borrower. Borrower shall in its reasonable business judgment protect and defend Borrower’s title to the Collateral and Agent’s Lien thereon against all Persons claiming any interest adverse to Borrower or Agent other than Permitted Liens.

7.4.            Indebtedness. Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, at any time any amount is outstanding hereunder, except for (a) the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion, (b) prepayment by any Subsidiary of (i) inter-company Indebtedness owed by such Subsidiary to any Borrower, or (ii) if such Subsidiary is not a Borrower, intercompany Indebtedness owed by such Subsidiary to another Subsidiary that is not a Borrower or (c) as otherwise permitted hereunder or approved in writing by Agent, or (d) Indebtedness of Borrower or its Subsidiaries made in the OCB consistent with past business practices, in an aggregate amount of not more than Dollar Equivalent of $150,000 in any given calendar year.

7.5.            Collateral. Borrower shall at all times keep the Collateral, the Intellectual Property and all other property and assets used in Borrower’s business or in which Borrower now or hereafter holds any interest free and clear from any Liens (except for Permitted Liens), and shall give Agent written notice on a monthly basis of any legal process affecting the Collateral, the Intellectual Property or Borrower’s other property and assets, provided however, that the Collateral and such other property and assets may be subject to Permitted Liens except that there shall be no Liens whatsoever on Intellectual Property other than (i) customary restrictions on assignment, sublicense or transfer that may exist in any license agreement where Borrower or a Subsidiary is the licensee (and not the licensor) and (ii) licenses of Intellectual Property that constitute Permitted Transfers. Borrower shall not enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Borrower to create, incur, assume or suffer to exist any Lien upon any of its property (including Intellectual Property), whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, and (b) in connection with any Permitted Liens or Permitted Transfers. Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary (other than holders of Permitted Liens with respect to the property subject to the Permitted Lien only), and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any Liens whatsoever (except for Permitted Liens, provided however, that there shall be no Liens whatsoever on Intellectual Property other than (i) customary restrictions on assignment, sublicense or transfer that may exist in any license agreement where Borrower or a Subsidiary is the licensee (and not the licensor) and (ii) licenses of Intellectual Property that constitute Permitted Transfers), and shall give Agent written notice on a monthly basis of any legal process affecting such Subsidiary’s assets.

7.6.            Investments. Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries to do so, other than Permitted Investments.

7.7.            Distributions. Borrower shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other Equity Interest other than (1) pursuant to employee, director or consultant repurchase plans or other similar agreements, provided, however, in each case cash consideration for such repurchases does not exceed in an aggregate amount not to exceed Dollar Equivalent of $250,000 in any fiscal year, (2) conversions of any convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof and make payments in lieu of fractional shares in connection therewith, (3) repurchases where the sole consideration for such repurchase is proceeds from a contemporaneous issuance of Equity Interests, (4) repurchases where the consideration for such repurchase is the cancellation of Indebtedness owing to Borrower, (5) cashless settlements of options and warrants, (6) repurchases of Equity Interests pursuant to the terms of a call spread, a capped call or similar arrangements entered into in connection with the issuance of Permitted Convertible Debt, and (7) repurchases of Equity Interests that are deemed to occur upon the cashless exercise of options or warrants so long as no cash payment is made by Borrower in connection therewith; or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other Equity Interest, except that a Subsidiary may pay dividends or make distributions to Borrower, or (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party other than Permitted Investments.

7.8.            Transfers. Except for Permitted Transfers, Permitted Investments and Permitted Liens, Borrower shall not, and shall not allow any Subsidiary to, voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of its assets (including cash).

7.9.            Mergers or Acquisitions. Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of (a) a Subsidiary which is not a Borrower into another Subsidiary or into Borrower or (b) a Borrower into another Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (other than any Permitted Investment). Borrower may dissolve any Subsidiary (that is not a party to this Agreement) as long as the assets of that Subsidiary are distributed to such Subsidiary’s shareholders and Borrower provides prompt notice to Lenders.

7.10.            Taxes. Borrower and its Subsidiaries shall pay when due all material taxes, fees or other charges in the nature of a tax (together with any related interest or penalties) now or hereafter imposed or assessed against Borrower or its Subsidiaries, except for (i) any such Tax that is currently being contested in good faith, (ii) as would not reasonably be expected to have a Material Adverse Effect or (iii) as set forth in or contemplated in the SEC Reports. Borrower shall file on or before the due date therefor all personal property tax returns in respect of the Collateral except as would not reasonably be expected to have a Material Adverse Effect. For the avoidance of doubt, Borrower may contest, in good faith and by appropriate proceedings, taxes for which Borrower maintains adequate reserves therefor in accordance with the applicable tax legislation.

7.11.            Corporate Changes. Borrower, taken as a whole, shall do, and shall cause its Subsidiaries to do, all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business. Neither Borrower nor any Subsidiary shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; provided that the foregoing should not restrict Borrower’s internal restructurings. Neither Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without ten (10) days’ prior written notice to Agent. Neither Borrower nor any Subsidiary shall suffer a Change in Control without the approval of Agent, such approval not to be unreasonably withheld or delayed. Neither Borrower nor any Subsidiary shall relocate its chief executive office or its principal place of business unless it has provided prior written notice to Agent. Within thirty (30) days of the end of each fiscal quarter, Borrower shall provide written notice to Agent of any locations to which Collateral with a value in excess of Dollar Equivalent of $250,000 has been relocated in the preceding fiscal quarter (other than (u) Borrower Products, including compounds and raw materials used to manufacture biopharmaceuticals or which are used for preclinical testing or clinical trials, in the OCB, (v) Permitted Transfers, (w) sales of Inventory in the OCB, (y) relocations of Collateral from a location described on Schedule 5.1 to another location described on Schedule 5.1 or (z) mobile equipment in the possession of Borrower’s or a Subsidiary’s employees or agents).

7.12.            Minimum Cash. Borrower and its Subsidiaries shall maintain an aggregate minimum Cash balance of at least 20% of the aggregate principal amount outstanding under the Second Installment Loan plus 20% of the aggregate principal amount outstanding amount under the Third Installment Loan.

7.13.            Joinder. Borrower shall provide written notice to Agent within thirty (30) days of the formation of each Subsidiary formed subsequent to the Closing Date and during such preceding fiscal quarter and shall, if requested by Agent, promptly cause any such Subsidiary to execute and deliver to Agent a Joinder Agreement.

7.14.            Notification of Event of Default. Borrower shall notify Agent within two (2) Business Days of the occurrence of any Event of Default.

7.15.            Use of Proceeds. Borrower agrees that the proceeds of the Term Loan shall be used solely to pay related fees and expenses in connection with this Agreement and for working capital and general corporate purposes in the OCB. The proceeds of the Term Loan will not be used in violation of Anti-Corruption Laws or applicable Sanctions.

7.16.            Information Rights. Subject to the Lenders’ compliance with applicable law and Section 11.12 hereof, the Lenders shall have the right to receive any information on the financial conditional, operating performance, clinical progress, finance and wider strategy of the Borrower that is provided to institutional investors. For the avoidance of doubt, the Lenders shall not be entitled to receive any information sent by the Borrower to counterparties pursuant to the Borrower’s obligations under licensing, collaboration, strategic partnership or any other similar agreements. The Lenders shall have the right to meet with the Borrower’s Chief Executive Officer and Chief Financial Officer on a quarterly basis to discuss operating performance and financial condition, clinical progress, finance and wider strategy of the Borrower. Lenders acknowledge that information made available by Borrower hereunder may constitute material non-public information of Borrower for purposes of U.S. federal securities laws and that such laws may restrict the ability of Lenders to transact in Borrower’s securities and disclose such information to third parties.

7.17.        Compliance with Laws.

Borrower shall maintain, and shall cause its Subsidiaries to maintain, compliance in all material respect with all applicable laws, rules or regulations (including any law, rule or regulation with respect to the making or brokering of loans or financial accommodations), and shall, or cause its Subsidiaries to, obtain and maintain all required governmental authorizations, approvals, licenses, franchises, permits or registrations reasonably necessary in connection with the conduct of Borrower’s business, in each case, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries permit, to Borrower’s knowledge, any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries, permit, to Borrower’s knowledge, any Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

Borrower has implemented and maintains in effect policies and procedures designed to ensure material compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

None of Borrower, any of its Subsidiaries or any of their respective directors, officers or employees, or to the knowledge of Borrower, any agent for Borrower or its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No use of proceeds of a Term Loan or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

7.18.       Rule 144 Compliance.

(a)            With a view to making available to each Lender the benefits of Rule 144 under the Securities Act (“Rule 144”), or any similar rule or regulation of the SEC that may at any time permit Lenders to sell any portion of the Conversion Shares and/or Warrant Shares to the public without registration, ProQR Therapeutics N.V. represents and warrants that: (i) ProQR Therapeutics N.V. is, and has been for a period of at least ninety (90) days immediately preceding the date hereof, subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; (ii) ProQR Therapeutics N.V. has filed all required reports under Section 13 or 15(d) of the Exchange Act, as applicable, during the twelve (12) months preceding the Closing Date (or for such shorter period that ProQR Therapeutics N.V. was required to file such reports); (iii) ProQR Therapeutics N.V. is not an issuer defined as a “Shell Company” (as hereinafter defined); and (iv) if ProQR Therapeutics N.V., at any time, been an issuer defined as a Shell Company, ProQR Therapeutics N.V. has: (A) not been an issuer defined as a Shell Company for at least six (6) months prior to the Closing Date; and (B) has satisfied the requirements of Rule 144(i) (including, without limitation, the proper filing of “Form 10 information” at least six (6) months prior to the Closing Date). For the purposes hereof, the term “Shell Company” shall mean an issuer that meets the description set forth under Rule 144(i)(1)(i).

(b)            In addition, until the earliest of (x) three (3) years from the date hereof, (y) when the Conversion Shares are no longer required to bear a restrictive legend and (z) the effective date of the sale of all or substantially all the assets of Borrower, any merger, consolidation or acquisition involving ProQR Therapeutics N.V. with, by or into another corporation, entity or person; or any change in the ownership of more than fifty percent (50%) of the voting capital stock of ProQR Therapeutics N.V. in one or more related transactions (such transactions described in this clause (z), a “Sale Event”), ProQR Therapeutics N.V. shall, at its sole expense, promptly following the request of Lender and upon Lender providing customary supporting documentation, give ProQR Therapeutics N.V.’s transfer agent instructions to the effect that, upon the transfer agent’s receipt from ProQR Therapeutics N.V. of a certificate (a “Rule 144 Certificate”) certifying that such Lender’s holding period (as determined in accordance with the provisions of Rule 144) for any portion of the Conversion Shares, which such Lender proposes to sell (the “Securities Being Sold”) is not less than six (6) months and such sale otherwise complies with the requirements of Rule 144, and receipt by the transfer agent of the “Rule 144 Opinion” (as hereinafter defined) from ProQR Therapeutics N.V. or its counsel (or from such Lender and its counsel as permitted below), the transfer agent is to effect the transfer of the Securities Being Sold and issue to such Lender or transferee(s) thereof one or more stock certificates representing the transferred Securities Being Sold without any restrictive legend and without recording any restrictions on the transferability of such Securities Being Sold on the transfer agent’s books and records or, at Lender’s option, the Securities Being Sold shall be transmitted by the transfer agent to Lender by crediting the account of Lender’s or its designee’s balance account with The Depository Trust Company through its deposit or withdrawal at custodian system if the transfer agent is then a participant in such system; provided that Borrower will not be required to do any of the foregoing if it reasonably determines that such sale would not comply with Rule 144. In this regard, upon Lender’s request, ProQR Therapeutics N.V. shall have an affirmative obligation at its sole expense, to cause its counsel to promptly issue to the transfer agent a legal opinion providing that, based on the Rule 144 Certificate, the Securities Being Sold were or may be sold, as applicable, pursuant to the provisions of Rule 144, even in the absence of an effective registration statement (the “Rule 144 Opinion”); provided that ProQR Therapeutics N.V. will not be required to do any of the foregoing if it reasonably determines that such sale would not comply with Rule 144. If the transfer agent requires any additional documentation in connection with any proposed transfer by Lender of any Securities Being Sold, Lender shall promptly deliver or cause to be delivered to the transfer agent or to any other Person, all such additional documentation as may be reasonably necessary to effectuate the transfer of the Securities Being Sold and the issuance of an unlegended certificate to any transferee thereof, all at Lender’s expense.

7.19.       Intellectual Property.

(a)            Borrower shall use commercially reasonable efforts to (i) protect, defend and maintain the validity and enforceability of its and its Subsidiaries’ Intellectual Property material to Borrower’s and its Subsidiaries’ business; (ii) promptly advise Agent in writing of material infringements of its Intellectual Property material to Borrower’s or its Subsidiaries’ business of which it is aware; and (iii) not allow any Intellectual Property material to Borrowers’ or its Subsidiaries’ business to be abandoned, forfeited or dedicated to the public unless such abandonment, forfeiture or dedication is in the OCB.

(b)            Borrower shall provide a written report to Agent within thirty (30) days of the end of each fiscal quarter of any material in-bound Licenses that prohibit Borrower from granting a security interest in Borrower’s interest in such License (other than over-the-counter software that is commercially available to the public) that Borrower or any Subsidiary has entered into or become bound by in the preceding fiscal quarter. Borrower shall take or cause to be taken such commercially reasonable steps as Agent reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any material in-bound License to be deemed “Collateral” and for Agent to have a lawful security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such material in-bound License, whether now existing or entered into in the future, and (ii) Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Agent’s rights and remedies under this Agreement and the other Loan Documents.

7.20.       Transactions with Affiliates. Borrower shall not and shall not permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction of any kind with any Affiliate of Borrower or such Subsidiary on terms that are less favorable to Borrower or such Subsidiary, as the case may be, than those that might be obtained in an arm’s length transaction from a Person who is not an Affiliate of Borrower or such Subsidiary other than transactions, arrangements and contracts between Borrower and its Subsidiaries or otherwise permitted pursuant to Sections 7.4, 7.5, 7.6, 7.7, 7.8, 7.9 and 7.11.

7.21.       Post-Closing Covenants.

(a)          Within 30 Business Days following the Amendment Effective Date, Borrower shall cause ProQR Therapeutics V B.V. to:

(i)            become a new Borrower hereunder by executing and delivering to Agent a Joinder Agreement;

(ii)            grant Liens in favor of Agent in all of its property by executing and delivering to Agent a pledge over the shares and an omnibus pledge (securing similar assets as under the existing omnibus pledge for the current Borrowers), each in form and substance satisfactory to Lenders, and take or cause to be taken such other actions as may be reasonably requested by Lenders, including authorizing and delivering UCC financing statements or similar instruments required by Lenders to perfect the Liens in favor of Agent and granted under any of the Loan Documents and all such other documentation (including certified organizational documents, resolutions, lien searches and legal opinions) as may be reasonably required by Lenders; and

(iii)            deliver to Agent a legal opinion of Borrower’s Dutch counsel regarding such matters, including capacity, applicable to ProQR Therapeutics V B.V., as are customary for transactions of this type in the respective jurisdiction, as reasonably requested or agreed by Agent.

(b)            Within 60 days following the Amendment Effective Date (or such later date as agreed by Agent in its sole discretion), Borrower shall deliver to Agent stock certificates evidencing all of the shares of the Subsidiaries not previously provided together with a stock power in blank for each such certificate, if any; and

(c)            Within 60 days following the Amendment Effective Date (or such later date as agreed by Agent in its sole discretion), Borrower shall execute and deliver to Agent deposit account control agreement reasonably acceptable to Agent covering all of the Deposit Accounts maintained with banks located within the United Kingdom and listed on Schedule 5.12 hereto (other than any Excluded Account);

SECTION 8. CONVERSION

8.1.         Conversion Privilege. Each of Lenders, at its option, shall have the right to convert at any time any portion of its then outstanding Term Loans and all accrued and unpaid interest thereon into Ordinary Shares of ProQR Therapeutics N.V. at the Conversion Price, as defined below; provided, however, that in connection with any conversion of the Term Loans in Euros, the Term Loans shall be converted based on the Dollar Equivalent at the Exchange Rate as in effect on the Amendment Effective Date.

8.2.         Conversion Price. (i) With respect to the Tranche 1 Term Loan and the Incremental Term Loan, the Conversion Price shall be equal to 1.5 times the average closing price of ProQR Therapeutics N.V.’s Ordinary Shares during the 7 trading days prior to the Closing Date and (ii) with respect to three loan facilities comprising the New Term Loan, the Conversion Price shall be equal to 1.5 times the average closing price of ProQR Therapeutics N.V.’s Ordinary Shares during the 7 trading days prior to the Amendment Effective Date (in each case, subject to adjustments as provided below) (“Conversion Price”).

8.3.         Conversion Mechanism. Any Lender electing to convert any portion of its then outstanding Term Loans and all accrued and unpaid interest thereon (the “Converting Lender”), shall notify ProQR Therapeutics N.V. in writing, stating the amount the Converting Lender requests to convert (the “Converted Amount”) and the account to which it wishes the Ordinary Shares to be delivered electronically upon conversion (“Conversion Notice”). ProQR Therapeutics N.V. shall deliver to the Converting Lender, on or before the third Business Day following the Conversion Notice, (1) a number of Ordinary Shares equal to the Converted Amount divided by the Conversion Price (the “Note Conversion Shares”) and (2) cash in lieu of fractional shares, if any. ProQR Therapeutics N.V. and Converting Lender shall produce, execute and file any document and make any arrangement as reasonably required to perfect such conversion. The Note Conversion Shares shall be fully paid, and the Conversion Shares shall be unrestricted and freely tradable securities following the earlier of: (i)  the satisfaction of the holding period for such shares required under Rule 144, or (ii) the registration of the Note Conversion Shares under an effective registration statement in accordance with the Registration Rights Agreement. Lender shall be treated as a stockholder of record as of the Close of Business on the Business Day during which ProQR Therapeutics N.V. received the Conversion Notice. Following conversion pursuant to this Section, the Converted Amount shall be deemed fully paid and shall no longer be deemed a Secured Obligation hereunder. In addition, Borrower shall have the right to convert at any time all or any portion of the then outstanding Term Loans and all accrued and unpaid interest thereon into Ordinary Shares of ProQR Therapeutics N.V. at the Conversion Price, subject to fulfilment of all of the following conditions: (i) (x) the Ordinary Shares issuable upon conversion would be eligible to be offered, sold or otherwise transferred by the applicable Lender pursuant to Rule 144 or (y) the offer and resale of the Ordinary Shares issuable upon conversion, by the applicable Lender, are registered pursuant to an effective registration statement under the Securities Act and such registration statement is reasonably expected by ProQR Therapeutics N.V. to remain effective and usable, by the applicable Lender to sell such Ordinary Shares, continuously for the next 180 calendar days, (ii) during a period of 30 consecutive trading days prior to the date of conversion, the closing price of ProQR Therapeutics N.V.’s Ordinary Shares was higher than 1.5 times the Conversion Price in at least 20 trading days, including the trading day immediately preceding the date Borrower gives notice of the exercise of its conversion right, and (iii) the number of Ordinary Shares issuable upon conversion by ProQR Therapeutics N.V. shall not exceed the average weekly number of traded shares of ProQR Therapeutics N.V.’s Ordinary Shares on the stock market on which such shares are then traded during the preceding four weeks. ProQR Therapeutics N.V. may only effect a conversion once every four weeks; provided, however, that any conversion of the Term Loans and the accrued and unpaid interest thereon by Borrower hereunder shall be made pro rata among all Lenders according to the Dollar Equivalent of the outstanding Term Loans of the Lenders. For purpose of determining the amount of Term Loans and the accrued and unpaid interest to be converted hereunder, such amount shall be determined in the Dollar Equivalent amount.

8.4.         Tax. Borrower shall pay any documentary, stamp or similar issue or transfer tax due on the issue of any Ordinary Shares upon conversion under this Section 8, unless the tax is due because the Converting Lender requests such shares to be issued in a name other than the Converting Lender’s name.

8.5.         Fully Paid Shares. ProQR Therapeutics N.V. shall at all times hold, free from preemptive rights, out of its authorized, unreserved and unissued shares or shares held in treasury, sufficient Ordinary Shares to provide for conversion as contemplated above from time to time as such Conversion Notice is presented.

8.6.         Effect of Recapitalizations, Reclassifications and Changes of the Ordinary Shares.

(a)           In the case of:

(i)            any recapitalization, reclassification or change of the Ordinary Shares (other than changes resulting from a subdivision or combination),

(ii)            any consolidation, merger, combination or similar transaction involving Borrower,

(iii)            any sale, lease or other transfer to a third party of all or substantially all of the assets of Borrower and its Subsidiaries, or

(iv)            any statutory share exchange,

in each case, as a result of which the Ordinary Shares would be converted into, or exchanged for, stock, other securities, or other property or assets (including cash or any combination thereof) (any such event, a “Merger Event”), then, at and after the effective time of such Merger Event, the conversion right of Lender (and Borrower) shall be changed into a right to convert each $1,000 principal amount of outstanding Term Loans and accrued and unpaid interest thereon into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of Ordinary Shares equal to the quotient of $1,000 and the Conversion Price immediately prior to such Merger Event would have owned or been entitled to receive (the “Reference Property,” with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one Ordinary Share is entitled to receive) upon such Merger Event and, prior to or at the effective time of such Merger Event, Borrower or the successor or purchasing Person, as the case may be, shall execute with Lender a supplemental agreement providing for such change in the option to convert (“Supplemental Agreement”).

(b)            If the Merger Event causes the Ordinary Shares to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then (i) the Reference Property into which the amounts due hereunder will be convertible shall be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of Ordinary Shares, and (ii) the unit of Reference Property for purposes of the immediately preceding paragraph shall refer to the consideration referred to in clause (i) attributable to one Ordinary Share. If the holders of the Ordinary Shares receive only cash in such Merger Event, then for all conversions which occur after the effective date of such Merger Event, (A) the consideration due upon conversion of each $1,000 principal amount of the outstanding Term Loans and accrued and unpaid interest thereon shall be solely cash in an amount equal to quotient of $1,000 and the Conversion Price multiplied by the price paid per Ordinary Share in such Merger Event and shall be paid to the Converting Lenders on or before the third Business Day immediately following the Business Day upon which the Conversion Notice was received. Borrower shall notify Lender of any such weighted average referred to in the first sentence of this paragraph as soon as reasonably practicable after such determination is made.

(c)            If, in the case of any Merger Event, the Reference Property includes shares of stock, securities or other property or assets (including cash or any combination thereof) of a Person other than the successor or purchasing corporation, as the case may be, in such Merger Event, then such Supplemental Agreement shall also be executed by such other Person, if such Person is an affiliate of Borrower or the successor or acquiring company, and shall contain such additional provisions to protect the interests of the Converting Lenders as the board of directors of ProQR Therapeutics N.V. shall reasonably consider necessary by reason of the foregoing.

(d)            When Borrower executes a Supplemental Agreement, Borrower shall promptly deliver to Lender a certificate, signed by an Officer of Borrower, briefly stating the reasons therefor, the kind or amount of cash, securities or property or asset that will comprise a unit of Reference Property after any such Merger Event, any adjustment to be made with respect thereto and that all conditions precedent have been complied with, and shall promptly mail notice thereof to all Converting Lenders. Borrower shall cause notice of the execution of such Supplemental Agreement to be given to each Lender within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such Supplemental Agreement.

(e)            The Borrower shall not become a party to any Merger Event unless its terms are consistent with this Section 8.6. None of the foregoing provisions shall affect the right of a Lender to convert any portion of the Term Loan into Ordinary Shares prior to the effective date of such Merger Event.

(f)            The above provisions of this Section shall similarly apply to successive Merger Events.

8.7.         Certain Covenants.

(a)            ProQR Therapeutics N.V. covenants that all Ordinary Shares issued upon conversion will be fully paid and non-assessable by ProQR Therapeutics N.V.

(b)            ProQR Therapeutics N.V. covenants that, if any Ordinary Shares to be provided upon conversion require registration with or approval of any Governmental Authority under any federal or state law before such Ordinary Shares may be validly issued, ProQR Therapeutics N.V. shall, to the extent then permitted by the rules and interpretations of the SEC, secure such registration or approval, as the case may be in a manner that will enable and will not delay conversion as aforesaid, unless an exemption from such registration or approval requirements is available.

(c)            ProQR Therapeutics N.V. further covenants that if at any time the Ordinary Shares shall be listed on any national securities exchange or automated quotation system, ProQR Therapeutics N.V. will use its commercially reasonable efforts to list and keep listed, so long as the Ordinary Shares shall be so listed on such exchange or automated quotation system, any Ordinary Share issuable upon conversion hereunder and upon exercise of the Warrants.

SECTION 9. EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

9.1.            Payments. Borrower fails to pay any scheduled payment of any Secured Obligations due and owing under this Agreement or any of the other Loan Documents within five (5) Business Days of the date when due; provided, however, that an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error of Agent or a Lender or Borrower’s bank if Borrower had the funds to make the payment when due and makes the payment within three (3) Business Days following Borrower’s knowledge of such failure to pay; or

9.2.            Covenants. Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, or any of the other Loan Documents or any other agreement among Borrower, Agent and the Lenders, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.14, 7.15, 7.19(b), and 7.20 of this Agreement and Sections 2 and 3 of the Registration Rights Agreement) any other Loan Document or any other agreement among Borrower, Agent and the Lenders, such default continues for more than thirty (30) days after the earlier of the date on which (i) Agent or a Lender has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default or (b) with respect to a default under any of Sections 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.14, 7.15, 7.19(b) and 7.20 of this Agreement and Sections 2 and 3 of the Registration Rights Agreement (except in the event that notwithstanding such breach of Sections 2 and 3 of the Registration Rights Agreement, Lenders are eligible to sell all of their Registrable Securities by any other means without limitation during a three-month period without registration, including through a valid exemption under the Securities Act, such as Rule 144) the occurrence of such default; or

9.3.            [Reserved;] or

9.4.            Representations. Any representation or warranty made by Borrower in any Loan Document shall have been false or misleading in any material respect when made or when deemed made; or

9.5.            Insolvency. Borrower or any Subsidiary (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due in the ordinary course of business, or shall become insolvent (when taken as a whole on a consolidated basis); or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or such Subsidiary or of all or any material part of the assets or property of Borrower or such Subsidiary; or (vi) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (vii) Borrower or a Subsidiary or its respective directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) forty-five (45) days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) forty-five (45) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any material part of the properties of Borrower without such appointment being vacated; or

9.6.            Attachments; Judgments. Any material portion of Borrower’s assets is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered against Borrower (i) for the payment of money (not covered by independent third party insurance as to which liability has not been rejected by such insurance carrier), individually or in the aggregate, of at least Dollar Equivalent of One Million Dollars ($1,000,000) or (ii) which would reasonably be expected to result in a Material Adverse Effect, and remains unstayed, unbonded and unsatisfied for more than twenty (20) days past the date such judgment is required to be stayed, bonded or satisfied, or Borrower is enjoined or in any way prevented by court order from conducting any material part of its business for more than thirty (30) consecutive days and such injunction or prevention would reasonably be expected to result in a Material Adverse Effect; or

9.7.            Other Obligations. The occurrence of any default by Borrower under any agreement or obligation of Borrower involving giving any third party the right to accelerate any Indebtedness in excess of Dollar Equivalent of One Million Dollars ($1,000,000); or

9.8.            Delisting. At any time, the Ordinary Shares of ProQR Therapeutics N.V. shall be delisted from the Nasdaq Stock Market and Borrower shall not have been able to list the Ordinary Shares on another US national stock exchange within sixty (60) days of such delisting; or

9.9.         Change in Control. The occurrence of a Change in Control of ProQR Therapeutics N.V. or ProQR Therapeutics Holding B.V.; or

9.10.          Legal Proceedings. (i) Borrower becomes party to any action, suit, proceeding or investigation that questions the validity of this Agreement or any Loan Document, or the right of Borrower to enter into any such agreements, or to consummate the transactions contemplated hereby or thereby, or (ii) a judgment or judgments is/are entered against Borrower ruling that the SEC Reports and the information contained therein contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not materially misleading and such judgment would reasonably be expected to result in a Material Adverse Effect.

SECTION 10. REMEDIES

10.1.        General. Upon and during the continuance of any one or more Events of Default, (i) Lenders shall not be required to provide any portion of the Term Loan not yet provided or withdrawn, (ii) Agent may and, at the direction of the Required Lenders, shall accelerate and demand payment of all or any part of the Secured Obligations and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.5, all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), (iii) Agent may, at its option, sign and file in Borrower’s name any and all collateral assignments, notices, security agreements and other documents it deems necessary or appropriate to perfect or protect the repayment of the Secured Obligations, and in furtherance thereof, Borrower hereby grants Agent an irrevocable power of attorney coupled with an interest, and (iv) Agent may and, at the direction of the Required Lenders, shall notify any of Borrower’s account debtors to make payment directly to Agent, compromise the amount of any such account on Borrower’s behalf and endorse Agent’s name without recourse on any such payment for deposit directly to Agent’s account. Agent may and, at the direction of the Required Lenders, shall exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Agent’s rights and remedies shall be cumulative and not exclusive.

10.2.       Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Agent may and, at the direction of the Required Lenders, at any time or from time to time, shall apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Agent may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower. Agent may require Borrower to assemble the Collateral and make it available to Agent at a place designated by Agent that is reasonably convenient to Agent and Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Agent in the following order of priorities:

First, to Agent and Lenders in an amount sufficient to pay in full Agent’s and Lenders’ reasonable and documented out-of-pocket costs and professionals’ and advisors’ fees and expenses as described in Section 11.11;

Second, to Lenders in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), such proceeds to be distributed pro rata to each Lender; and

Finally, after the full and final payment in Cash of all of the Secured Obligations (other than inchoate obligations and other obligations which, by their terms, survive termination of this Agreement), to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

Agent shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

10.3.       No Waiver. Agent shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Agent to marshal any Collateral.

10.4.       Cumulative Remedies. The rights, powers and remedies of Agent hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Agent.

SECTION 11. MISCELLANEOUS

11.1.       Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2.       Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by electronic transmission or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the three (3) Business Days after deposit in the United States of America mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a)          If to Agent:

Pontifax Medison Finance GP, L.P.

Address: 14 Shenkar St. Herzelia, Israel

Attention: [***]

Email: [***]

Telephone: [***]

with a copy to:

Kreos Capital VI (UK) Limited

Attention: [***]

Email: [***]

Telephone: [***]

(b)          If to Borrower:

ProQR Therapeutics N.V

Attention: Legal Department

Email: legal@proqr.com

Telephone: +31 88 166 7000

(c)          If to Lenders:

Pontifax Medison Finance (Israel) L.P. and Pontifax Medison

Finance (Cayman) L.P.

Address: 14 Shenkar St. Herzelia, Israel

Attention: [***]

Email: [***]

Telephone: [***]

and

Kreos Capital VI (UK) Limited and Kreos Capital 2020 Opportunity (UK) Limited

Address: 25-28, Old Burlington Street, London, England, W1S 3AN

Attention: [***]

Email: [***]

Telephone: [***]

(d)           If to Kreos Warrant Holders:

Kreos Capital VI (Expert Fund) L.P. and Kreos Capital 2020 Opportunity L.P.

Attention: [***]

Email: [***]

Telephone: [***]

with a copy to:

Bird & Bird LLP

Attention: [***]

Email: [***]

Telephone: [***]

or to such other address as each party may designate for itself by like notice.

11.3.       Entire Agreement; Amendments.

(a)            This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof.

(b)            Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.3(b). The Required Lenders and Borrower party to the relevant Loan Document may, or, with the written consent of the Required Lenders and Borrower party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of Lenders or of Borrower hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any default or Event of Default and its consequences. Any such waiver and any such amendment, supplement or modification shall apply equally to each Lender and shall be binding upon Borrower, Lenders, Agent and all future holders of the Term Loans.

11.4.       No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5.       No Waiver. The powers conferred upon Agent and Lenders by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Agent or Lenders to exercise any such powers. No omission or delay by Agent or Lenders at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Agent or any Lender is entitled, nor shall it in any way affect the right of Agent or Lenders to enforce such provisions thereafter.

11.6.       Survival. All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Agent and Lenders and shall survive the execution and delivery of this Agreement. Sections 6.3, 11.12 and 11.14 shall survive the termination of this Agreement.

11.7.        Successors and Assigns.

(a)            The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). Borrower shall not assign its obligations under this Agreement or any of the other Loan Documents without Agent’s express prior written consent, and any such attempted assignment shall be void and of no effect. None of Agent or Lenders shall assign its rights, interests or obligations under this Agreement or any of the other Loan Documents without Borrower’s express prior written consent. Notwithstanding the foregoing, in all cases, any transfer to an Affiliate of any Lender or Agent shall be allowed.

(b)            Agent, acting solely for this purpose as an agent of Borrower, shall maintain a copy of each assignment and assumption delivered to it and a register for the recordation of the names and addresses of Lenders, and the commitments of, and principal amounts (and stated interest) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent demonstrable error, and Borrower, Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of the Loan Documents. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

11.8.        Governing Law. This Agreement and the other Loan Documents have been negotiated and delivered to Agent and Lenders in the State of New York and shall have been accepted by Agent and Lender in the State of New York. Payment to Agent and Lenders by Borrower of the Secured Obligations is due in the State of New York. This Agreement and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.

11.9.        Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 11.10 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents (except as expressly provided otherwise in any other Loan Document) shall be brought in any competent state or federal court located in New York City, New York (the “Competent Court”). By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) submits and consents to exclusive jurisdiction in such courts except that Agent may bring suit or take legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations or as provided in any other Loan Document; (b) waives any objection as to lack of jurisdiction or improper venue or forum non conveniens; and (c) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2 and shall be deemed effective and received as set forth in Section 11.2.

11.10.      Mutual Waiver of Jury Trial.

Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF BORROWER, AGENT AND LENDERS SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST AGENT, LENDERS OR THEIR RESPECTIVE ASSIGNEE OR BY AGENT, LENDERS OR THEIR RESPECTIVE ASSIGNEE AGAINST BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than Agent, Borrower and Lenders, Claims that arise out of or are in any way connected to the relationship among Borrower, Agent and Lenders, and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.

11.11.      Professional Fees. Subject to the cap on certain reimbursable items set forth in the definition of Closing Expense Charge, Borrower promises to pay Agent’s and Lender’s reasonable and documented out-of-pocket costs and expenses necessary to finalize the Loan Documents, including but not limited to reasonable and documented out-of-pocket attorney’s fees, UCC searches, filing costs, and other miscellaneous expenses. In addition, Borrower promises to pay any and all reasonable documented and out-of-pocket attorneys’ and other professionals’ fees and expenses incurred by Agent and Lenders after the Closing Date in connection with or related to: (a) the Term Loan; (b) the administration, collection, or enforcement of the Term Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any third party legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Agent or Lenders in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof. Notwithstanding the foregoing, in no event shall Borrower be responsible for paying or otherwise reimbursing Agent’s and Lenders’ costs or expenses for more than one (1) outside counsel for Agent and all of Lenders collectively. Notwithstanding the foregoing, in no event shall Borrower be responsible for paying or otherwise reimbursing Agent’s and Lenders’ costs or expenses for (i) more than one (1) outside counsel for Agent and all of the Initial Lenders collectively and (ii) more than one (1) outside counsel for the Incremental Lender in each applicable jurisdiction.

11.12.      Confidentiality. Agent and Lenders acknowledge that Collateral and information provided to Agent and Lenders by Borrower (including, for the avoidance of doubt, information provided by Borrower from time to time pursuant to Section 7.16) are confidential and proprietary information of Borrower (the “Confidential Information”). Accordingly, Agent and Lenders agree that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Agent’s security interest in the Collateral shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Agent and Lenders may disclose any such information: (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its Affiliates if Agent or Lenders in their sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public without any disclosure by Agent or Lenders or breach of this Section 11.12; (c) if required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over Agent or Lender; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Agent’s or Lenders’ counsel; (e) to comply with any legal requirement or law applicable to Agent or Lenders; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Agent’s sale, lease, or other disposition of Collateral after default and during the continuation of an Event of Default; (g) to any participant or assignee of Agent or Lenders or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its Affiliates or any guarantor under this Agreement or the other Loan Documents. In handling any Confidential Information, each of Agent and Lenders shall exercise the same degree of care that it exercises for its own proprietary information. Agent’s and Lenders’ obligations under this Section 11.12 shall supersede all of their respective obligations under any non-disclosure agreement.

11.13.      Assignment of Rights. Borrower acknowledges and understands that Agent or Lenders may, subject to Section 11.7, sell and assign all or part of its interest hereunder and under the Loan Documents to any Person or entity (an “Assignee”); provided that no such assignment shall be made without the prior written consent of Borrower, which shall not be unreasonably withheld conditioned or delayed. After such assignment the term “Agent” or “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Agent and Lenders hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Agent and Lenders shall retain all rights, powers and remedies hereby given. No such assignment by Agent or Lenders shall relieve Borrower of any of its obligations hereunder. Each Lender agrees that in the event of any transfer by it of the Term Note (if any), it will endorse thereon a notation as to the portion of the principal of the Term Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

11.14.      Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Agent or a Lender. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Agent, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Agent, a Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full final payment to Agent or Lenders.

11.15.      Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.16.      No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Agent, Lenders and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among Agent, Lenders and Borrower.

11.17.      Agency. Each Lender hereby irrevocably appoints Pontifax Medison Finance GP L.P. to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

11.18.      Publicity. None of the parties hereto nor any of its respective member businesses and Affiliates shall, without the other parties’ prior written consent (which shall not be unreasonably withheld or delayed), publicize or use (a) the other party’s name (including a brief description of the relationship among the parties hereto), logo or hyperlink to such other parties’ web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “ Publicity Materials”); (b) the names of officers of such other parties in the Publicity Materials; and (c) such other parties’ name, trademarks, servicemarks in any news or press release concerning such party; provided however, notwithstanding anything to the contrary herein, no such consent shall be required (i) to the extent necessary to comply with the requests of any regulators, legal requirements or laws applicable to such party, including pursuant to any listing agreement with any national securities exchange (so long as such party provides prior notice to the other party hereto to the extent reasonably practicable) and (ii) to comply with Section 11.12.

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, Borrower, Agent and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

AGENT:

Pontifax Medison Finance GP L.P

By:	/s/ Shcomo Momi Karako
Name: Shcomo Momi Karako
Title: Partner

LENDERS:

Pontifax Medison Finance (Israel) L.P.		Pontifax Medison Finance (Cayman) L.P.

By:	/s/ Shcomo Momi Karako	By:	/s/ Shcomo Momi Karako
Name: Shcomo Momi Karako		Name: Shcomo Momi Karako
Title: Partner		Title: Partner

BORROWER:

ProQR Therapeutics N.V.		ProQR Therapeutics Holdings B.V.

By:	/s/ Daniel de Boer	By:	/s/ Daniel de Boer
Name: Daniel de Boer		Name: Daniel de Boer
Title: Managing Director		Title: Managing Director

ProQR Therapeutics I B.V.		ProQR Therapeutics I Inc.

By:	/s/ Daniel de Boer	By:	/s/ Daniel de Boer
Name: Daniel de Boer		Name: Daniel de Boer
Title: Managing Director		Title: Managing Director

ProQR Therapeutics II B.V.		ProQR Therapeutics III B.V.

By:	/s/ Daniel de Boer	By:	/s/ Daniel de Boer
Name: Daniel de Boer		Name: Daniel de Boer
Title: Managing Director		Title: Managing Director

ProQR Therapeutics IV B.V.		ProQR Therapeutics VI B.V.

By:	/s/ Daniel de Boer	By:	/s/ Daniel de Boer
Name: Daniel de Boer		Name: Daniel de Boer
Title: Managing Director		Title: Managing Director

ProQR Therapeutics VII B.V.		ProQR Therapeutics VIII B.V.

By:	/s/ Daniel de Boer	By:	/s/ Daniel de Boer
Name: Daniel de Boer		Name: Daniel de Boer
Title: Managing Director		Title: Managing Director

ProQR Therapeutics IX B.V.

By:	/s/ Daniel de Boer
Name: Daniel de Boer
Title: Managing Director

Schedules and Exhibits

SCHEDULES

A	Commitments

1A	Existing Indebtedness

1B	Existing Investments

1C	Existing Liens

5.1	Borrower Information; Locations

5.3	Consents

5.5	Actions Before Governmental Authorities

5.9	Intellectual Property

5.12	Accounts

5.18	Subsidiaries

7.21	Deposit Accounts

EXHIBITS

A	Form of Term Note

B	Form of Warrant

C	Form of Joinder Agreement

D	Reserved

E	Reserved

F	Compliance Certificate

G	Reserved